UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.  )
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Wolverine World Wide, Inc.
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ATM

WOLVERINE WORLDWIDE

Proxy Statement

NOTICE OF 2026
ANNUAL MEETING
OF SHAREHOLDERS

Letter from the Chairman
2025 marked a year of significant progress for Wolverine Worldwide, marked by renewed growth, improved profitability, and sharper operational execution. Management delivered high-quality performance amid a dynamic business environment, led by strong results from the Company’s two largest brands — Merrell and Saucony — and enabled by a focused strategy and the development of key capabilities. This progress culminated in the Company earning the Great Place To Work Certification™ and being named 2025 Company of the Year by Footwear News — recognition that underscores Wolverine Worldwide’s transformation, innovation, and performance.
2025 built on the momentum established since 2023, when the Board appointed new leadership and worked closely with management to guide a deliberate reset and transformation of the Company. This initially included making fast and bold decisions to stabilize the business and strengthen the balance sheet then, as these actions took hold, transforming the organization to inflect to growth and deliver improved, consistent financial performance. This disciplined approach, grounded in our Value Creation Model and supported by strong brand-building capabilities, has now positioned Wolverine Worldwide for sustainable, profitable growth.
Over the past year the Board also enhanced its capabilities with the addition of two new directors, Cheryl Abel-Hodges, CEO of Tommy John, and Jack Boyle, who recently retired from Fanatics. Their deep expertise in global consumer brands, retail, and omnichannel strategy brings valuable perspective as the Company enters its next phase of growth.
As we look ahead, the Board is confident in the direction of the Company and in management’s ability to build on this year’s performance. Importantly, the Company has delivered against the commitments outlined at the outset of the transformation, and we believe it is well-positioned to accelerate its trajectory. We are encouraged by the alignment across the organization and the shared commitment to growth, operational excellence, and disciplined execution — foundational to delivering long-term value for shareholders.
On behalf of the entire Board of Directors of Wolverine Worldwide, thank you for your continued support, confidence, and partnership.

Tom Long
Chairman of the Board
2026 PROXY STATEMENT	1

Letter from the CEO
DELIVERING ON OUR STRATEGY
As we entered 2025, Wolverine Worldwide was emerging from a pivotal turnaround year. Our objectives were clear — accelerate growth, continue to expand profitability, and responsibly invest to drive the future success of our brands and business. By executing with focus, pace, and discipline I’m proud to share that we delivered on all three objectives.
We delivered full-year revenue of $1.87 billion — an increase of 7% compared to 2024 — led by our two largest brands, Merrell and Saucony. Merrell extended its momentum to six consecutive quarters of growth, while Saucony increased revenue by just over 30%, achieving record annual revenue.
We also took action to strengthen underperforming parts of the business, and by year-end we saw tangible improvements, further confirming the effectiveness of our brand-building playbook. Combined with disciplined, thoughtful investments across the organization, these achievements enabled us to exceed our financial expectations for the year and set a stronger foundation for the road ahead.
Finally, we continued to improve the balance sheet, reducing net debt by $81 million in 2025, building on the $246 million reduction achieved in 2024. Operating free cash flow was $126 million for the year, and we paid dividends totaling $33 million.
ACCELERATING PROFITABLE GROWTH AND ADVANCING OUR BRAND-BUILDING MODEL
Our revenue growth in 2025 was matched by a meaningful improvement in profitability. Operating margin expanded 240 basis points and adjusted operating margin expanded 170 basis points, and earnings per share and adjusted earnings per share increased 107% and 53% compared to 2024, respectively. These results reflect structural enhancements in our operating model, healthier inventory, product cost savings, and a higher mix of full-price sales. These improvements now position us to further expand profitability, while scaling the business with intention.
At the same time, we continued to invest in our brands, talent, and capabilities. We increased marketing and demand creation efforts, recruited new key talent and leadership, and deployed advanced technologies — including AI-driven capabilities — to help our teams move faster and smarter. We also improved execution across our wholesale and direct-to-consumer channels to help our brands connect with consumers more effectively and consistently, led by our Global Key City initiative.
Underpinning and providing a framework for this progress is our Brand-Building Model — focused squarely on building awesome products, telling amazing stories, and driving the business every day.
POISED FOR SUSTAINABLE GROWTH AHEAD
We enter 2026 from a stronger position, with the company expected to deliver mid-single-digit revenue and constant currency revenue growth, consistent with our Value Creation Model. Merrell and Saucony remain strong and are expected to deliver mid-single-digit and mid-teens revenue growth, respectively (mid-single-digit and low-to-mid-teens constant currency revenue growth, respectively). Across the balance of our portfolio, performance is on a path toward greater consistency, bolstered by the actions we’ve taken.
Looking ahead, our brands are aligned with long-term macro consumer trends at their core and are well-positioned to extend into broader adjacent lifestyle opportunities. At the same time, our organization is more agile, more engaged and aligned, and better equipped to deliver sustainable, profitable growth.
With a healthier balance sheet and greater financial flexibility, we expect to continue investing in the opportunities ahead — from product innovation and consumer insights to digital capabilities and marketing. Our disciplined capital allocation strategy — investing in the business, further reducing debt, and maintaining the dividend — remains focused on driving long-term value for our shareholders.
I’m incredibly proud of what our global team accomplished in 2025 — and even more excited by what’s ahead. With the heavy lift of the turnaround behind us — we’ve built a stronger foundation, revitalized our brands, and aligned our team around a shared Vision to — Make. Every Day. Better. — for our consumers, our partners, our communities, and for you, our shareholders.
As always, thank you for your continued support of Wolverine Worldwide. Be well, be safe...

Christopher Hufnagel
President and Chief Executive Officer
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Notice of 2026 Annual Meeting of Shareholders
11:00 a.m. EDT, May 7, 2026
To Our Shareholders:
We invite you to attend the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Wolverine World Wide, Inc. (“we,” “us,” the “Company,” “Wolverine Worldwide” or “Wolverine”). The meeting will be held on May 7, 2026, at 11:00 a.m. EDT in a virtual format designed to provide shareholders with the same rights and opportunities to participate that they would have at an in-person meeting. At the Annual Meeting, shareholders will vote on the following items:

PROPOSAL			BOARD VOTE RECOMMENDATION	PAGE REFERENCE
1	Election of the Four Directors Named in the Proxy Statement for Terms Expiring in 2029	✔	FOR each Nominee	17
2	Advisory Resolution to Approve Executive Compensation	✔	FOR	71
3	Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2026	✔	FOR	73
4	Shareholder Proposal, if properly presented at the Annual Meeting	✘	AGAINST	74

Shareholders may also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Shareholders of record as of the close of business on March 9, 2026, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, shareholders of record should go to the meeting website at www.virtualshareholdermeeting.com/WWW2026, enter the 16-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), and follow the instructions on the website. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page. If your shares are held in street name and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or through the internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.
Rules for the conduct of the Annual Meeting will be available on the meeting website. For information about how to view the rules and the list of shareholders entitled to vote at the Annual Meeting during the ten days preceding the Annual Meeting, please visit our 2026 Annual Meeting website at www.wolverineworldwide.com/2026annualmeeting.
2026 PROXY STATEMENT	3

This Notice of 2026 Annual Meeting of Shareholders, Proxy Statement, proxy or voting instruction card and Annual Report for our fiscal year ended January 3, 2026 are being mailed or made available to shareholders starting on or about March 25, 2026.
By Order of the Board of Directors,

David A. Latchana
Chief Legal Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 7, 2026.
Wolverine’s Proxy Statement for the 2026 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended January 3, 2026, are available at: www.wolverineworldwide.com/2026annualmeeting.

2026 PROXY STATEMENT	4

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Proxy Statement Summary
This summary highlights key information that can be found in greater detail elsewhere in this Proxy Statement. This summary does not contain all the information that shareholders should consider, and shareholders should read the entire Proxy Statement before voting.
Our Brand Portfolio
Wolverine Worldwide maintains a diverse portfolio of category-leading brands:

Our Strategic Direction
We are driven by a new vision for Wolverine Worldwide:

Make.	We make great things…
Every Day.	Every day matters…
Better.	Our consumers are moved to live…

Our portfolio is strategically focused on brands that are originals and leaders in attractive performance categories that we believe are aligned with long-term, macro consumer trends. Consistent with the Company’s vision, each brand in our portfolio endeavors to make their consumers’ lives better – healthier, happier and more productive.
Differentiated, purpose-led brands that excite consumers and deliver healthy margins are fundamental to our strategy. To this end, we are building capabilities and aligning the organization around our global Brand-building Model, prioritizing:

1. Designing Awesome Products – Innovative, trend-right, priced-right, covetable products informed by deep insights that solve for consumer’s wants and needs
2. Telling Amazing Stories – Differentiated, meaningful stories that reach consumers when and where they want to engage
3. Driving the Business – A constant pursuit to build and protect our brands in the marketplace

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Our corporate structure enables our brands to focus on their consumers, product, and marketing by providing platforms that efficiently drive operations and back-office activities and centers-of-excellence that help create competitive advantages for the brands on capabilities deemed to be strategically important – including consumer insights, trend, and innovation.
Matters to Be Voted Upon
Shareholders are being asked to vote on the following matters at the 2026 Annual Meeting of Shareholders:

PROPOSAL			BOARD VOTE RECOMMENDATION	PAGE REFERENCE
1	Election of the Four Directors Named in the Proxy Statement for Terms Expiring in 2029	✔	FOR each Nominee	17
2	Advisory Resolution to Approve Executive Compensation	✔	FOR	71
3	Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2026	✔	FOR	73
4	Shareholder Proposal, if properly presented at the Annual Meeting	✘	AGAINST	74

Election of Directors for Terms Expiring in 2029
The Board currently consists of ten directors. The Company’s By-Laws establish three classes of directors with each class serving three-year terms.
The Board has nominated four directors for election at the Annual Meeting, as outlined in the table below. The Board recommends that shareholders vote “FOR” each of the nominees named below.

	Age	Director Since	Independent	Committees	Proposed Term Expiration	Other Public Directorships
Cheryl Abel-Hodges Chief Executive Officer, Tommy John, Inc.	62	2025	✔	Audit	2029	None
William K. Gerber Managing Director, Cabrillo Point Capital LLC; Retired EVP and Chief Financial Officer, Kelly Services, Inc.	72	2008	✔	Audit (Chair) Compensation and Human Capital	2029	None
Nicholas T. Long Chairman of the Board, Wolverine Worldwide; Retired Chief Executive Officer, MillerCoors LLC	67	2011	✔	None	2029	Amcor PLC
Kathleen Wilson-Thompson Retired Executive Vice President and Global Chief Human Resources Officer, Walgreens Boots Alliance, Inc.	68	2021	✔	Compensation and Human Capital (Chair) Governance	2029	Tesla, Inc. McKesson Corporation

Detailed director biographies can be found on pages 18-27 of the Proxy Statement.
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Board is Composed of Directors with the Right Mix of Characteristics, Skills and Experiences
The following charts illustrate key characteristics of the Board as of the date of this Proxy Statement:

The following chart lists the important skills and experiences that the Company’s directors possess:

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Shareholder Engagement
As part of its ongoing shareholder engagement efforts, in fiscal year 2025, the Company reached out to shareholders representing approximately 78% of its outstanding shares held by institutional investors, and has held or offered to hold meetings or calls with all shareholders who accepted the Company’s invitation. Discussions focused on Company strategy, financial performance, corporate responsibility and governance.
Corporate Governance Highlights
Wolverine Worldwide is committed to a governance structure that provides strong shareholder rights and meaningful accountability.

✔	Highly independent Board and Committees	✔	Annual Board and Committee self-evaluations
✔	Independent Chairman of the Board	✔	Robust Board and executive succession planning process, including annual written director nominee evaluations
✔	Majority voting with director resignation policy	✔	Long-standing commitment to inclusion
✔	Director onboarding orientation program and ongoing education initiatives	✔	No supermajority vote requirements
✔	Shareholder right to act by written consent	✔	Active shareholder engagement practices

Meeting Information
The Company’s Annual Meeting is scheduled to take place virtually, as set forth in the notice, on May 7, 2026, at 11:00 a.m. EDT. The Company encourages you to vote your shares before the Annual Meeting.
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Corporate Governance
Wolverine Worldwide is committed to the highest level of corporate governance, and the Board has adopted Corporate Governance Guidelines to strengthen management accountability and promote long-term shareholder interests.
Board of Directors
The shareholders elect directors to serve on the Company’s Board of Directors (the “Board of Directors” or “Board”). The Board oversees the management of the business by the Chief Executive Officer (“CEO”) and senior management. In addition to its general oversight function, the Board’s responsibilities include, but are not limited to, the following:
•
Reviewing and approving the Company’s financial and other key objectives and strategic business plans, and monitoring implementation of those plans and the Company’s success in meeting identified objectives

•	Selecting, evaluating and approving the compensation of the CEO and overseeing CEO succession planning
•	Providing advice and oversight regarding the selection, evaluation, development and compensation of management
•	Overseeing the Company’s process for assessing and managing risk and mitigation activities
•	Nominating the Company’s director candidates and appointing committee members
•	Engaging in succession planning for the Board and key leadership roles on the Board and its committees
•	Shaping effective corporate governance
•
Reviewing and monitoring administration of policies and procedures to safeguard the integrity of the Company’s business operations and financial reporting and to promote compliance with applicable laws and regulations

Board Composition
Board Highlights
The Board prides itself on its ability to recruit and retain directors who have high personal and professional integrity and have demonstrated exceptional ability and judgment to effectively serve shareholders’ long-term interests. These skills and experience will help the Company accomplish its most important strategic objectives, such as global brand-building, investing in the Company’s growth brands, direct-to-consumer and digital growth, powerful product, operational excellence, supply chain management, and international growth. The Board also values a diversity of backgrounds, experiences, and perspectives and considers this an important factor in identifying and considering nominees for appointment and election. The Board believes that its directors, including the nominees for election as directors at the Annual Meeting, have characteristics and valuable skills that provide the Company with the variety and depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.
The Board, with the assistance of the Governance Committee, annually assesses the current composition of the Board across many dimensions to help achieve the right mix of experience and expertise and to assist in succession planning. This assessment addresses the individual performance, experience, age and skills of each director. As part of this process the Board has identified specified skills and experience it desires its members to collectively possess. The below graphic lists these skills and experience and indicates which of the directors possess each. As shown, these skills and experience are well represented within the Board.
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Board Skills and Experience

	Totals	Abel-Hodges	Andersen	Boromisa	Boyle	Gerber	Hufnagel	Lauderback	Long	Price	Wilson-Thompson
Active Executive	2	✔					✔
Brand Building	9	✔	✔	✔	✔		✔	✔	✔	✔	✔
Current or Former CEO	3	✔					✔		✔
Digital/e-commerce/IT	4	✔	✔		✔		✔
Finance	5			✔		✔			✔	✔	✔
Footwear/Apparel	6	✔	✔		✔	✔	✔	✔
Global Supply Chain	5		✔	✔			✔	✔		✔
International Business	10	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Marketing	6	✔	✔	✔			✔	✔	✔
Public Company Governance	7			✔	✔	✔	✔	✔	✔		✔
Retail	9	✔	✔		✔	✔	✔	✔	✔	✔	✔

Director Nominations
The Board’s Governance Committee serves as its nominating committee. The Governance Committee, in anticipation of upcoming director elections and other potential or expected Board vacancies, evaluates qualified individuals and recommends candidates to the Board. The Governance Committee may (and typically does) retain a search firm or other external parties to assist it in identifying candidates, and the Governance Committee has the sole authority to select such a firm, approve the search firm’s fees and retention terms, and to terminate the firm if necessary.
The Governance Committee considers candidates suggested by directors, senior management or shareholders. Shareholders may recommend individuals as potential director candidates by communicating with the Governance Committee through one of the Board communication mechanisms described under the heading “Shareholder Communications Policy.” Shareholders that wish to nominate a director candidate must comply with the procedures set forth in the Company’s By-Laws, which are posted on its website. The deadline for shareholders to submit notice of nominations for next year’s annual meeting is set forth under the heading “Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting” in this Proxy Statement.
Ultimately, upon the recommendation of the Governance Committee, the Board selects the Company’s director nominees for election at each annual meeting. In selecting director nominees, the Board considers each candidate’s performance as a director (which is assessed through an anonymous written peer evaluation) if such candidate is serving or has served as a director of the Company; personal and professional integrity; ability and judgment; and likelihood to be effective, working with the other nominees and directors, in serving the long-term interests of the shareholders. The Governance Committee also considers candidates’ relative skills, experience, attributes, background and characteristics as well as independence under applicable New York Stock Exchange (“NYSE”) listing standards and the Company’s Director Independence Standards, potential to contribute to the composition and culture of the Board, ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to Board duties.
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Director Onboarding and Ongoing Education Initiatives
The Board provides onboarding orientation programs to familiarize new Board members with the Company’s business and the operation of the Board. Directors are encouraged to participate in continuing education programs to assist them in performing their Board responsibilities. The Company supports director education by coordinating continuing education programs and reimbursing directors for related expenses.
Board Self-Assessment
As part of an annual Board assessment, each director evaluates over a number of dimensions the performance of the Board and any committee on which he or she serves. Tom Long, the Chairman of the Board, works with the Governance Committee to review the Board self-assessment with directors following the end of each fiscal year and to conduct individual director interviews at the end of each year. Committee Chairpersons review the committee self-assessments with their respective committee members and discuss them with the Board. The Company has also used a third-party facilitator to elicit feedback from directors as part of the Board assessment process.
In addition, the Governance Committee, working with the Chairman of the Board, develops and implements guidelines for evaluating all directors standing for nomination and election and oversees the evaluation of such nominees.

The Corporate Governance Guidelines (including the Director Independence Standards), the Charter for each Board committee (Audit, Compensation and Human Capital and Governance), the Company’s Certificate of Incorporation, By-Laws, Code of Business Conduct, and its Accounting and Finance Code of Ethics all are available on the Wolverine Worldwide website at: www.wolverineworldwide.com/investor-relations/corporate-governance/.

The Board and applicable committees annually review these and other key governance documents.

Risk Oversight
The Board oversees the Company’s process for assessing and managing enterprise risk and mitigation activities with a focus on the most significant enterprise risks facing the Company, including strategic, inventory, operational and supply chain, financial, cybersecurity, human capital, environmental, social, and governance (“ESG”) and legal compliance risks. This oversight is conducted through quarterly presentations by and discussions with the President and CEO, Chief Financial Officer (“CFO”), Director of Internal Audit, Chief Legal Officer, Chief Information Officer, Chief Information Security Officer, brand and department leaders and other members of management. The Chief Legal Officer, Risk Manager, and Director of Internal Audit coordinate management’s day-to-day risk management and mitigation efforts, and the Director of Internal Audit reports directly to the Audit Committee.
The Chief Legal Officer, Risk Manager, and Director of Internal Audit review with the Audit Committee regularly, and with the full Board periodically, management’s risk assessment and mitigation strategies. In addition to the above processes, the Board has delegated risk management and mitigation oversight responsibilities to its standing committees, which meet regularly to review and discuss specific risk topics that align with their core responsibilities.
•
The Audit Committee reviews the Company’s approach to enterprise risk management generally. The Audit Committee also oversees the Company’s risk policies and processes relating to its financial statements and financial reporting processes, credit risks and liquidity risks, major legal and regulatory compliance risk exposures, as well as the Company’s management of risks related to cybersecurity and data privacy. The Audit Committee discusses with management and the independent auditors significant risks or exposures and the steps taken by management to mitigate them.

•
The Board has delegated the primary responsibility to oversee cybersecurity matters to the Audit Committee. The Audit Committee regularly reviews the measures implemented by the Company to identify and mitigate data protection and cybersecurity risks. As part of such reviews, the Audit Committee receives quarterly reports and presentations from members of the Company’s team responsible for overseeing the Company’s cybersecurity risk management, including the Chief Information Security Officer, Chief Information Officer, and members of the legal team, which address a wide range of topics including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends and information security considerations arising with respect to the Company’s peers and third parties. The other members of the Board

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receive these quarterly reports and attend presentations to the Audit Committee provided by members of management. The Company has protocols by which certain cybersecurity incidents that meet established reporting thresholds are escalated within the Company and, where appropriate, reported promptly to the Board and Audit Committee, as well as ongoing updates regarding any such incident until it has been addressed.
•
The Audit Committee reviews artificial intelligence (“AI”) exposures, risks and Company policies. The Board regularly receives updates from members of management on the Company’s policies, practices, and initiatives relating to the use of technology, including AI, across its operations.

•
The Compensation and Human Capital Committee oversees the risks associated with management resources; organization structure and succession planning, hiring, development and retention processes; and it reviews and evaluates risks associated with the Company’s compensation structure, policies and programs. The Compensation and Human Capital Committee also oversees the relevant risks related to human capital management, including with respect to matters such as talent recruiting, development, progression and retention, inclusion, human health and safety and total rewards and workplace environment and culture.

•
The Governance Committee oversees the Company’s management of risks related to the Company’s governance structure and processes and potential risks arising from related person transactions. The Governance Committee also oversees risks related to the Company’s ESG matters.

Each year, the Company reviews its compensation policies and practices to assess whether they are reasonably likely to have a material adverse effect on the Company. As part of this review, the Company compiled information about the Company’s incentive plans, including reviewing the Company’s compensation philosophy, evaluating key incentive plan design features and reviewing historic payout levels and pay mix. With assistance from Company management and its independent compensation consultant, the Compensation and Human Capital Committee reviewed the executive compensation program, and managers from the Company’s human resources and legal departments reviewed the non-executive compensation programs.
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Environmental, Social and Governance Highlights
At Wolverine Worldwide, we believe every day is an opportunity to build better – better products, better experiences, and better communities. By embedding sustainability principles into our products and operations, we aim to create value for our stakeholders, consumers, employees, the planet and the communities where we live and work. We strive to reduce our environmental footprint, foster inclusive workplaces, and support vibrant communities while continuing to deliver innovative products that empower people to live healthier, more active, and more fulfilling lives.
Some of the Company’s sustainability and governance initiatives are summarized below, and more information is available in our most recent Global Impact Report available on our website at https://www.wolverineworldwide.com/about-us/responsibility/.1
Planet
Wolverine Worldwide seeks to reduce and responsibly manage our environmental impact by annually measuring our greenhouse gas (GHG) emissions, actively implementing environmentally conscious business practices across our value chain and reducing energy use at our offices and distribution centers. We intend to continue integrating climate considerations into risk management, business planning, and strategy.
•
Building on our climate strategy established in 2023, we've taken meaningful steps to further understand the Company’s climate footprint by measuring and disclosing our Scope 1 and 2 emissions for 2023 aligned with the GHG Protocol, and plan to disclose our Scope 1 and 2 emissions for 2024 later this year.

•	We have conducted a relevancy assessment for Scope 3 categories and completed our first inventory of Scope 3 value chain emissions. We anticipate disclosing 2024 Scope 3 data later this year.
•	We have worked to strengthen our governance and risk management by regular oversight and quarterly review of climate-related risks and opportunities by the Board and management quarterly.
•
Through formalized risk assessment processes, such as our Double Materiality Assessment, which evaluated the relevance of ESG topics based on their actual or potential impacts to the environment and society as well as our financial performance, and our assessment of our compliance with the original European Sustainability Reporting Standards, the Company has worked to better understand the potential climate-related risks and opportunities of various actions.

•
Each year since 2015, we have purchased Renewable Energy Credits (RECs) to match the energy use at our North America facilities. In 2024, we matched our electricity consumption in our North America operations through the purchase of 17,000 MWh of RECs, enabling us to reduce those emissions in our inventory.

Product
Furthering our mission to make more sustainable products, our brands seek to use plant-based, recycled, organic and biobased materials wherever we determine possible. Recently we evaluated different transparency and traceability solutions in order to map our supply chain, improve our understanding of supply chain data, and facilitate our compliance with regulatory requirements and industry standards. In 2025, we selected and began implementation of a supply chain traceability software to unify supplier data, automate compliance and certification tracking, and gain real-time visibility into the value chain. This will enable us to more effectively collect information across Tier 2 and Tier 3 suppliers, identify and manage risks, and promote supply chain transparency at every stage.
[1]	Website references are provided for convenience only, and the content on the referenced websites is not, and shall not be deemed to be, incorporated by reference into this Proxy Statement.
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People
We believe that our global team members are critical to helping our business evolve and flourish. We work to maximize the engagement and contribution of our workforce and to attract the best talent available, while providing opportunities for growth and development for team members. Wolverine Worldwide strives to be a champion and driver of positive change within the global communities in which we live and work.
•
We offer our employees an array of opportunities for self-development and continued learning, including an annual Global Careers Conference, the Harvard Leadership Essentials series for people leaders, e-learning options and a coaching office to help our people develop, grow and become great leaders and team members.

•
Our 2025 pulse survey, which we use to collect feedback on employees’ job satisfaction, loyalty and engagement, had a Global Engagement Score of 7.7 on a 10 point scale, which reflects results that are well within benchmark of the Consumer Durables & Apparel sector, with an 83% overall participation rate for 2025.

•
With thousands of employees across the globe, Wolverine Worldwide’s workforce represents a wide range of cultures, religions, ethnicities, nationalities, backgrounds, and beliefs. Wolverine Worldwide is focused on fostering an inclusive environment where every team member feels valued, respected, and empowered.

Our Workforce at a Glance
Below are metrics for Wolverine Worldwide’s organization.2

Purpose
In 2025, we hosted our second annual Global Day of Purpose as part of WOLVER1NE Week, during which we served the communities in which we live and work across the globe by donating 1000+ hours with partner nonprofit organizations. In addition to our employees giving back to their local communities, the Wolverine Worldwide Foundation, our charitable arm, represents our commitment to societal betterment, based on the idea that intentional support fosters stronger communities and more inclusive futures. Through dedicated volunteer time and contributions, we promote the Foundation’s three pillars: Healthy Lives and Outdoors, Diversifying Trades and Talent and Industry and Community Giving.
Governance
Wolverine Worldwide is committed to a governance structure that provides strong shareholder rights and meaningful accountability. The Board regularly reviews brand initiatives, product collections and launches that have environmental and social impacts. The Board has delegated responsibility to its Governance Committee to oversee and make recommendations concerning ESG matters, including the Company’s ESG initiatives and their integration into the Company’s business and long-term value creation for the Company and its shareholders. The Governance Committee is also responsible for overseeing
[2]	Ethnicity is reported for U.S. population only. Information provided is as of January 3, 2026.
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the development and disclosure of the Company’s broader ESG initiatives. The Board, through the Compensation and Human Capital Committee, oversees the Company’s human capital strategies and policies, and our Chief Human Resources Officer provides the Committee with quarterly updates on Company human resources-related initiatives.
Code of Business Conduct and Accounting and Finance Code of Ethics

The Company discloses amendments to, and waivers made with respect to directors or executive officers under both its Code of Business Conduct and Accounting and Finance Code within four business days following the date of the amendment or waiver on its website at: www.wolverineworldwide.com/investor-relations/corporate-governance/.

Shareholder Communications Policy
Shareholders and other interested parties may send correspondence to the Board, the non-employee directors as a group, a specific Board committee or an individual director (including the Chairman of the Board) in the manner described below.
The Chief Legal Officer will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) as applicable at each regularly scheduled Board meeting.

Communications may be sent via email through various links on our website at: www.wolverineworldwide.com/investor-relations/corporate-governance/
or by regular mail c/o Chief Legal Officer, Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, Michigan 49351.

The Chief Legal Officer will alert individual directors if an item warrants a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting a prompt response, but not addressed to a specific director, will be routed to the applicable committee Chairperson.
2026 PROXY STATEMENT	16

Proposal 1 — Election of Directors
for Terms Expiring in 2029
The Board currently consists of ten directors. The Company’s By-Laws establish three classes of directors with each class serving staggered three-year terms. At each annual meeting, the term of one class expires. The Board has nominated four directors for election at the Annual Meeting: Cheryl Abel-Hodges, William K. Gerber, Nicholas T. Long and Kathleen Wilson-Thompson. Each director has been nominated to serve for a three-year term expiring at the annual meeting of shareholders to be held in 2029 or until a successor, if any, has been elected and is qualified.
All director nominees are independent directors, as determined by the Board under the applicable NYSE listing standards and the Company’s Director Independence Standards. Each director nominee currently serves on the Board. The shareholders most recently elected Messrs. Gerber and Long and Ms. Wilson-Thompson at the Company’s 2023 Annual Meeting. Ms. Abel-Hodges was appointed to the Board in 2025 on the recommendation of the Company’s Governance Committee after having been identified as a candidate by a third-party search firm.
The Company is not aware of any nominee who will be unable or is unwilling to serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, the incumbent directors may or may not select a substitute nominee. If the directors select a substitute nominee, the proxy holder will vote the shares represented by all valid proxies for the substitute nominee (unless other instructions are given).
The biographies of the four nominees and the other continuing directors of the Company are below, along with a discussion of the experience and skills of each director.
2026 PROXY STATEMENT	17

Director Nominees with
Proposed Terms Expiring in 2029

CHERYL ABEL-HODGES Chief Executive Officer, Tommy John, Inc.

Career Highlights:
 •
Tommy John, Inc. a manufacturer and marketer of sleepwear/loungewear and underwear for men and women
 °
Chief Executive Officer (since 2023)
 •
PVH Corp., a global apparel company that designs, manufactures and markets apparel brands.
 °
Chief Executive Officer, Calvin Klein (2019-2021)
 °
Group President, Calvin Klein North America and The Underwear Group (2015-2019)
 °
President, Global Calvin Klein Underwear (2014-2015)
 °
President, Wholesale Sportswear, IZOD (2006-2014)

Experience and Skills:
 •
Brand Building: Strong track record of building global brands through over 30 years in senior leadership positions at category leading global companies, including as CEO of Calvin Klein where she built the creative brand leadership team and led accelerated digital growth.
 •
Footwear/Apparel: Extensive experience in the apparel industry resulting in deep expertise in strategy, product development, marketing and commercial operations.
 •
Retail: Comprehensive understanding of retail operations, including during her time leading Calvin Klein’s wholesale and retail business in North America, setting the brand’s strategic direction and driving a consumer centric approach.
 •
Ms. Abel-Hodges also brings CEO/executive leadership, e-commerce, global and marketing experience and expertise to the Board.

Education:
 •
BS, Political Science, State University of New York at Albany

Age: 62 Director Since: 2025 Board Committees: Audit Other Public Directorships: None

2026 PROXY STATEMENT	18

WILLIAM K. GERBER Managing Director, Cabrillo Point Capital LLC; Retired EVP and Chief Financial Officer, Kelly Services, Inc.

Career Highlights:
 •
Cabrillo Point Capital LLC, a private investment fund
 °
Managing Director (since 2008)
 •
Kelly Services, Inc., a publicly traded global staffing solutions company
 ° Executive Vice President and Chief Financial Officer (1998 – 2007)
 •
L Brands, Inc., a multinational apparel and retail company
 °
Served in various leadership positions (1983 – 1998), including Vice President, Finance and Vice President, Corporate Controller.

Experience and Skills:
 •
Audit Committee Leadership: Served as Audit Committee Chair for three public companies including AK Steel Holding, Kaydon, and Wolverine Worldwide.
 •
Finance: Deep expertise gained over 25 years in senior financial leadership positions that underpin his broad and keen understanding of complex financial and accounting matters and that he utilizes in his current position leading a private investment fund.
 •
International Business: Experience gained serving at L Brands, a multinational company, and Kelly Services, which has operation in more than 35 countries.
 •
Public Company Governance: Served as a director of Cleveland-Cliffs, Inc., the largest flat-rolled steel producer in North America from 2020 to 2024, and was on the board of AK Steel Holding Corporation from 2007 until it merged with Cleveland-Cliffs in 2020.
 •
Mr. Gerber also brings retail and footwear/apparel experience and expertise to the Board.

Education:
 •
BS, Economics and Finance, University of Pennsylvania’s Wharton School
 •
MBA, Finance, Harvard Business School

Age: 72 Director Since: 2008 Board Committees: Audit (Chair) Compensation and Human Capital Other Public Directorships: Cleveland-Cliffs, Inc. (2020-2024)

2026 PROXY STATEMENT	19

TOM LONG CHAIRMAN OF THE BOARD Retired Chief Executive Officer, MillerCoors LLC

Career Highlights:
 •
Bridger Growth Partners, LLC, a private investment fund
 °
Managing Partner (since 2015)
 •
MillerCoors LLC, a joint venture between SABMiller and Molson Coors, two publicly traded beverage companies
 °
Chief Executive Officer (2011 – 2015)
 °
President and Chief Commercial Officer (2008 – 2011)
 •
Miller Brewing Company, a beverage company
 °
Chief Executive Officer (2007 – 2008)
 °
Chief Marketing Officer (2005 – 2007)
 •
The Coca-Cola Company, a beverage company (1988 – 2005)
 °
Various senior leadership positions including Vice President of Strategic Marketing, Global Brands; Vice President, Strategic Marketing Research and Trends; President of Coca Cola’s Great Britain and Ireland Division; and President of the Northwest Europe Division

Experience and Skills:
 •
Brand Building: Established an impressive reputation for building strong global brands over more than 20 years in senior positions at category leading companies and subsequently serving as MillerCoors’ President and Chief Commercial Officer, where he played an integral role in building the now recognized brand of what was then a newly formed company.
 •
International Business: Oversaw strategy and operations for multiple large, global companies including Coca-Cola, where he served as President of both the Great Britain and Ireland division and the Northwest Europe division.
 •
Marketing: Developed exceptional marketing acumen and strong and lasting customer relationships at multiple consumer-focused brands.
 •
Mr. Long also brings executive leadership, retail, and finance experience and expertise to the Board.

Education:
 •
BA, English, University of North Carolina
 •
MBA, Harvard Business School

Age: 67 Director Since: 2011 Board Committees: None Other Public Directorships: Amcor PLC (since 2017)

2026 PROXY STATEMENT	20

KATHLEEN WILSON-THOMPSON Retired Executive Vice President and Global Chief Human Resources Officer, Walgreens Boots Alliance, Inc.

Career Highlights:
 •
Walgreens Boots Alliance, Inc., a global pharmacy and wellbeing company
 °
Executive Vice President and Global Chief Human Resources Officer (2014 – 2021)
 °
Senior Vice President and Chief Human Resources Officer (2010 – 2014)
 •
Kellogg Company, a food manufacturing company
 °
Held various legal and operational roles, including most recently as Senior Vice President, Global Human Resources (1992 – 2010)

Experience and Skills:
 •
Retail: Developed significant experience over her 25 years at two leading retailers.
 •
International Business: Experience cultivated through her management roles and responsibilities at two global companies, in particular her responsibilities for employees worldwide.
 •
Public Company Governance: Experience gained currently serving as a director of Tesla, an electric vehicle manufacturer, clean energy, energy generation and storage company, and McKesson Corporation, a publicly-traded pharmaceutical distribution and healthcare technology company.
 •
Ms. Wilson-Thompson also brings brand building, legal, human capital management and finance experience and expertise to the Board.

Education:
 •
BA, English Literature, University of Michigan
 •
JD and LLM, Corporate and Finance Law, Wayne State University

Age: 68 Director Since: 2021 Board Committees: Compensation and Human Capital (Chair) Governance Other Public Directorships: Tesla, Inc. (since 2018) McKesson Corporation (since 2022)

BOARD RECOMMENDATION
The Board recommends that you vote “FOR” the election of the above nominees for proposed terms expiring in 2029.
2026 PROXY STATEMENT	21

Directors with Terms Expiring in 2027

STACIA ANDERSEN Former Executive Vice President and Chief Customer Officer, PetSmart LLC

Career Highlights:
 •
PetSmart LLC, a specialty retailer of products, services, and solutions for pets
 °
Executive Vice President and Chief Customer Officer (2022 – 2024)
 °
Executive Vice President, Merchandising and Customer Experience (2019 – 2021)
 •
Abercrombie & Fitch Co., a specialty retailer of apparel and accessories for men, women and kids
 °
Brand President (2016 – 2018)
 •
Target Corporation, a general merchandise retailer (1994 – 2015)
 °
Held various leadership roles, including Senior Vice President of Merchandising for the Apparel, Accessories and Baby, and Home and Seasonal divisions

Experience and Skills:
 •
Brand Building: Impressive history overseeing brand development, including serving as Brand President of Abercrombie & Fitch, where she led the rebuilding and transformation of all aspects of the Abercrombie & Fitch and abercrombie kids brands. This builds on her experience at Target where she created strong brand strategies for multiple divisions.
 •
Digital/e-commerce: Played an instrumental role in overhauling the Abercrombie & Fitch store into a complete omnichannel experience and oversaw the digital and omnichannel transformation at PetSmart.
 •
Global Supply Chain: Extensive experience gained over her 20 years at Target where she served as a buyer, a divisional sourcing manager, Vice President of Global Sourcing, and President of Target Sourcing Services/Associated Merchandising Corporation, which included responsibility for $30B in annual imports from 40 countries.
 •
Ms. Andersen also brings footwear/apparel, international business, retail, and marketing experience and expertise to the Board.

Education:
 •
BA, Marketing and Communications, Buena Vista University

Age: 55 Director Since: 2023 Board Committees: Audit Governance Other Public Directorships: None

2026 PROXY STATEMENT	22

BRENDA J. LAUDERBACK Retired President, Wholesale and Retail Group, Nine West Group, Inc.

Career Highlights:
 •
Nine West Group, Inc., a footwear wholesale retailer and distributor
 ° President, Wholesale and Retail Group (1995 – 1998)
 •
US Shoe Corporation, a footwear manufacturer, retailer and distributor
 °
President, Wholesale and Manufacturing Division, a position that included responsibility for offices in China, Italy and Spain (1993 – 1995)
 •
Dayton Hudson Corporation (now Target Corporation) a retail company
 °
Held various positions including Vice President, General Manager of shoes, accessories and children’s (1975 – 1993)

Experience and Skills:
 •
Footwear/Apparel: Spent more than 25 years in the industry in various positions of increasing responsibility resulting in deep expertise in all aspects of the industry, including merchandising, marketing, product development and design and manufacturing.
 •
Retail: Comprehensive understanding of what is integral to being a successful retail company gained over her career and further developed through her board experience, where she has been intimately involved in the transformation of retail and consumer preferences to a more digital and technology focus.
 •
Public Company Governance: Extensive experience gained previously serving as the Chair of Denny’s, a restaurant company, and a Director of Sleep Number Corporation, a bed manufacturer and retailer, and formerly serving on the board of Big Lots, Inc., a retail company, from 1998 to 2015.
 •
Ms. Lauderback also brings marketing, brand building, global supply chain, and international business experience and expertise to the Board.

Education:
 •
BS, Marketing, Robert Morris University

Other Affiliations and Acknowledgements:
 •
Named to the National Association of Corporate Directors (NACD) 2017 Directorship 100 list

Age: 75 Director Since: 2003 Board Committees: Audit Governance (Chair) Other Public Directorships: Denny’s Corporation (2005-2025) Former Board Chair Sleep Number Corporation (2004-2025)

2026 PROXY STATEMENT	23

DEMONTY PRICE Former President, Chief Operating, Service and Values Officer, RH, formerly known as Restoration Hardware

Career Highlights:
 •
RH, a curator of design, taste and style in the luxury lifestyle market
 °
President and Chief Operating, Service and Values Officer (2017 – 2022)
 °
Co-President, Chief Operating Services and Values Officer (2016 – 2017)
 °
Chief Service and Values Officer (2015 – 2016)
 °
Senior Vice President of Retail Galleries and Operations, and Chief Values Officer (2006 – 2015)
 °
Vice President of Stores (2003 – 2006)
 °
West Regional (2002 – 2003)
 •
Williams-Sonoma, Inc.
 °
Held various field leadership roles including Northwest District Manager (1999 – 2002)
 •
NIKE, Inc.
 °
Director of P.L.A.Y. (1997 – 1999)
 •
The Gap, Inc.
 °
District Manager (1993 – 1997)
 °
Manager of Diversity (1993 – 1997)

Experience and Skills:
 •
Retail: Extensive experience gained over his more than 35 years in senior leadership positions at global leading retailers, where he oversaw all aspects of operations from human resources and store design to supply chain and distribution.
 •
Operations: Deep understanding of the complexities involved in maintaining a global supply chain gained as President and Chief Operating, Service and Values Officer with responsibilities for overseeing the supply chain function, main brand retail stores, outlets, hospitality, human resources, distribution centers, home delivery, customer service and facilities for RH.
 •
Brand Building: Strong track record of leading company transformations that drove increased company and shareholder profits, including at Williams-Sonoma, where he rebuilt an underperforming district to become the top-performing stores for the company in the US, and at RH, where he supported the company’s significant operational restructuring that included the implementation of a new workforce in the RH galleries companywide.
 •
Mr. Price also brings finance, human capital management and international business experience and expertise to the Board.

Education:
 •
BS, Fashion Merchandising, Oregon State University

Age: 64 Director Since: 2023 Board Committees: Compensation and Human Capital Governance Other Public Directorships: None

2026 PROXY STATEMENT	24

Directors with
Terms Expiring in 2028

JEFFREY M. BOROMISA Retired Executive Vice President, Kellogg International, President, Latin America and Senior Vice President Kellogg Company

Career Highlights:
 •
Kellogg Company, a global food manufacturing company (1981 – 2009)
 °
Senior Vice President and member of the Global Leadership Team (2004 – 2009)
 °
Executive Vice President, Kellogg International (2007 – 2009)
 °
President, Latin America (2008 – 2009)
 °
President, Asia Pacific (2007 – 2008)
 °
Chief Financial Officer (2004 – 2006)

Experience and Skills:
 •
Finance: Deep expertise developed during his 25 years serving in financial roles at Kellogg, where he was hired as a senior auditor and promoted to positions with increasing responsibility until being named Chief Financial Officer. In that role, he had responsibility for the strategic planning, implementation, and management of all finance activities, including business planning, budgeting, forecasting, risk and governance.
 •
International Business: Substantial experience gained through his tenure at Kellogg, a large global company, where early in his career he was Controller for Kellogg de Mexico based in Queretaro, Mexico and later led operations for the company’s Asia Pacific and Latin America divisions.
 •
Audit Committee Leadership and Governance: Mr. Boromisa is a member of the Board of Haworth International, Inc. and serves as the Chair of Haworth’s Audit Committee. Mr. Boromisa is also a Trustee of Hawaii Pacific University and serves at the Vice-Chair of Hawaii Pacific’s Finance and Investment Committee.
 •
Mr. Boromisa also brings global supply chain, brand building, marketing, and public company governance experience and expertise to the Board.

Education:
 •
BA, Accounting, Michigan State University
 •
Completed graduate courses, Thunderbird, the American Graduate School of International Management
 •
CPA and a member of the American Institute of Certified Public Accountants

Age: 71 Director Since: 2006 Board Committees: Audit Governance Other Public Directorships: None

2026 PROXY STATEMENT	25

JACK BOYLE Managing Partner, FamBam Sports Group; Former President, Buying and North America, Fanatics Commerce

Career Highlights:
 •
FamBam Sports Group, a diversified holding company that invests in professional sports, lifestyle, and consumer business
 °
Managing Partner (since 2017)
 •
Fanatics Holdings, Inc., a retail and sports merchandise and e-commerce Store
 °
President, Buying and North America, Fanatics Commerce (2024-2025)
 °
Co-President, Global Direct-to-consumer (2019-2024)
 °
Co-President, North America, Direct-to-Consumer (2017-2019)
 °
President, Merchandising (2012-2017)
 •
Kohl’s Corporation, a department store retail chain
 °
Executive Vice President, General Merchandise Manager, Women’s and Intimate Apparel (2005-2012)
 °
Senior Vice President, Divisional Merchandise Manager, Women’s Apparel (2003-2005)

Experience and Skills:
 •
Retail: Extensive expertise in merchandising and brand management, through over 20 years in senior leadership positions with a reputation for driving growth, scaling consumer business and creating value for shareholders.
 •
Footwear/Apparel: Deep omni-channel expertise through oversight in strategy, merchandising and global expansion in industry leading brands, including during his time at Fanatics Holdings, Inc., where he helped transform the company into the world’s leading digital sports platform.
 •
Public Company Governance: Serves as a director of Destination XL Group, Inc., the largest integrated-commerce specialty leader of big and tall men’s clothing and footwear, since 2017.
 •
Mr. Boyle also brings brand building, global supply-chain and digital transformation experience and expertise to the Board.

Education:
 •
BS, Finance and Banking, University of Missouri

Age: 58 Director Since: 2025 Board Committees: Compensation and Human Capital Other Public Directorships: Destination XL Group, Inc. (since 2017)

2026 PROXY STATEMENT	26

CHRISTOPHER E. HUFNAGEL President and Chief Executive Officer, Wolverine Worldwide

Career Highlights:
 •
Wolverine World Wide, Inc. (since 2008)
 °
President and Chief Executive Officer (since 2023)
 °
President (2023)
 °
President, Active Group (2022 – 2023)
 °
Global Brand President, Merrell (2019 – 2022)
 °
Global Brand President, CAT Footwear (2018 – 2019)
 °
Senior Vice President & Head of Corporate Strategy (2013 – 2018)
 °
President of Direct-to-Consumer (2008 – 2013)
 •
Under Armour, Inc., an activewear clothing and accessories retailer
 ° Vice President of Retail (2007 – 2008)
 •
The Gap, Inc., a clothing and accessories retailer
 ° Vice President of Brand Store Experience (2003 – 2007)
 •
Abercrombie & Fitch Co., a specialty retailer of apparel and accessories
 °
Director of Presentation (1998 – 2003)

Experience and Skills:
 •
Footwear/Apparel: Extensive experience in the sector having spent his career at leading global footwear and apparel companies in positions of leadership and increasing responsibility including business development, portfolio management, M&A, investor relations, and corporate communications.
 •
Brand Building: Demonstrated track record of successfully building global brands gained over decades of omnichannel brand-building experience that began at Abercrombie & Fitch, where he helped create the look of the Hollister brand. As Vice President of Brand Store Experience at Gap, a position the company created for him, he led the very successful redesign of Gap stores to be more friendly, approachable and personal, and to ensure that every aspect of Gap’s stores reinforced how the company wanted its customers to feel about the brand. He further developed this expertise over the past 15 years at Wolverine, where he started the Company’s consumer insights and market intelligence function to build stronger connections with consumers. He led the Company’s transformation initiative, WOLVERINE WAY FORWARD, to help the organization compete better in the fast-changing global marketplace, and he has led all of the Company’s footwear brands.
 •
Retail: Deep expertise in all aspects of successfully operating a retail company gained at Abercrombie & Fitch and Gap, where he was responsible for in-store presentation, visual merchandising, and marketing, at Under Armour, where he served as Vice President of Retail and was responsible for the development, execution, and roll-out of the company’s retail strategy, and at Wolverine, where he initially was responsible for all direct-to-consumer operations, including e-commerce. Due to his keen sense for global trends and consumer desires, and deep understanding of the importance of having good relationships with the Company’s customers, he was promoted to positions of increasing responsibility including Global Brand President of CAT Footwear, where he took aggressive actions to help the team rapidly evolve its growth and go-to-market strategies. He also served as Global Brand President of Merrell, where he oversaw the Wolverine Worldwide Kid’s Group, as well as Global Licensing for the Company, and as President of the Active Group, with responsibility for Merrell, Saucony, and Chaco.
 •
Mr. Hufnagel also brings executive leadership, international business, digital/e-commerce/IT, and global supply chain experience and expertise to the Board.

Education:
 •
BA, Political Science & History, Alma College

Age: 53 Director Since: 2023 Board Committees: None Other Public Directorships: None

2026 PROXY STATEMENT	27

Board Leadership
The Company’s Corporate Governance Guidelines give the Board the flexibility to determine the best leadership structure for the Company based upon the Company’s evolving needs and opportunities. The Governance Committee periodically reviews the Board’s leadership structure and considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The Board believes its current leadership structure, in which the roles of Chairman and CEO are separated, best serves the Company at this time, as it allows the Company’s CEO to focus on executing the Company’s strategy and transformation, while leveraging our independent Chairman’s experience to drive accountability at the Board level.
Director Independence
The Board annually assesses the independence of all directors. To qualify as “independent,” the Board must affirmatively determine that the director is independent under the Company’s Director Independence Standards, which are modeled after the listing standards of the NYSE. Under NYSE listing standards and the Company’s Director Independence Standards, the Board has determined that except for Mr. Hufnagel, who is a Company employee, each of our non-management directors (Cheryl Abel-Hodges, Stacia Andersen, Jeffrey M. Boromisa, Jack Boyle, William K. Gerber, Brenda J. Lauderback, Tom Long, DeMonty Price, and Kathleen Wilson-Thompson) is independent. In addition, the Board determined that David Kollat and Jodi Bricker, each of whom served as director until May 1, 2025, were independent during the time they served as directors. All of the Board’s committees are comprised entirely of independent directors. The independent directors generally meet in executive session at each regularly-scheduled Board meeting.
The Company’s Director Independence Standards define an “Independent Director” as a director who the Board determines otherwise has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and who:
•	Is not, and in the past three years has not been, an employee of the Company
•	Does not have, and has not had within the last three years, an immediate family member employed as an executive officer of the Company
•
Has not received, and does not have an immediate family member who received, during any 12-month period within the last three years, any direct compensation from the Company in excess of $120,000 (other than compensation for Board service; compensation received by the director for former service as an interim Chairman, CEO or other executive officer; compensation received by the director’s immediate family member for service as a non-executive employee; and pension and other forms of deferred compensation for prior service if such compensation is not contingent in any way on continued service)

•	Is not a current employee or partner of a firm that is the Company’s internal or external auditor
•
Has not been, and does not have an immediate family member who has been, within the last three years, a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time

•
Does not have an immediate family member who is (i) a current partner of the Company’s internal or external auditor, or (ii) a current employee of the Company’s internal or external auditor who personally works on the Company’s audit

•
Is not, and has not been within the last three years, part of an interlocking directorate in which a current executive officer of Wolverine Worldwide serves or served on the compensation committee of another company where the director or the director’s immediate family member concurrently serves or served as an executive officer

•
Is not an employee of, and does not have an immediate family member who is an executive officer of, another company that has made payments to, or received payments from, Wolverine Worldwide for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues

•	Has not had any other direct or indirect relationship with Wolverine Worldwide that the Board determines is material
2026 PROXY STATEMENT	28

Board Committees, Meetings and Meeting Attendance
The Board has three committees: Audit, Compensation and Human Capital, and Governance. Each committee meets periodically throughout the year and reports its recommendations to the Board. The Company expects directors to attend every meeting of the Board and the committees on which they serve and to attend the annual meeting of shareholders. In 2025, all directors then serving on the Board attended the 2025 Annual Meeting of Shareholders, and all directors attended at least 75% of the meetings of the Board (6 meetings in 2025) and the committees on which they served held during the period for which he or she served.
All directors are typically invited to attend all committee meetings, but only committee members are required to attend meetings of their respective committees. Our independent directors met regularly in separate executive sessions during fiscal year 2025, all of which were chaired and led by the Independent Chairman of the Board.
Each committee annually evaluates its performance to determine its effectiveness. The Board has determined that all committee members are “independent” as defined by NYSE listing standards. Furthermore, each Audit Committee member satisfies the NYSE “financial literacy” requirement. In addition, the Board has determined that Mr. Boromisa and Mr. Gerber are “audit committee financial experts” under Securities and Exchange Commission (“SEC”) rules. Each committee’s charter, with a complete list of the duties and responsibilities, is available on the Company’s website at www.wolverineworldwide.com/investor-relations/corporate-governance/.

Audit Committee	Number of Meetings in 2025: 6
Committee Members Gerber (Chair) Abel-Hodges Andersen Boromisa Lauderback
Highlighted Responsibilities

 •
Appoints, evaluates and oversees the work of the independent auditors and oversees the internal audit function
 •
Oversees the Company’s approach to enterprise risk management, including policies and processes with respect to enterprise risk management
 •
Oversees the Company’s cybersecurity, artificial intelligence and data privacy policies, risks and exposures
 •
Oversees the Company’s program for promoting and monitoring compliance with applicable legal and regulatory requirements
 •
Oversees the integrity of the Company’s financial statements, financial reporting process and internal controls
 •
Coordinates with the Governance Committee and the Compensation and Human Capital Committee on the Company’s required ESG disclosures

2026 PROXY STATEMENT	29

Compensation and Human Capital Committee	Number of Meetings in 2025: 6
Committee Members Wilson-Thompson (Chair) Boyle Gerber Price
Highlighted Responsibilities

 •
Assists the Board in fulfilling its responsibilities relating to the compensation of the Company’s executives and the Company’s compensation and benefit programs and policies generally.
 •
Oversees the overall compensation structure, policies and programs, including whether the compensation structure establishes appropriate incentives for management and employees
 •
Oversees the Company’s management of risks relating to the Company’s compensation structure, policies and programs
 •
Oversees and reviews the Company’s programs, policies and practices related to human capital management and related disclosures, including with respect to matters such as talent recruiting, development, progression and retention, inclusion, human health and safety and total rewards and workplace environment and culture
 •
Coordinates with the Governance Committee and the Audit Committee on the Company’s required ESG disclosures

Governance Committee	Number of Meetings in 2025: 5
Committee Members Lauderback (Chair) Andersen Boromisa Price Wilson-Thompson
Highlighted Responsibilities

 •
Assists the Board in fulfilling its responsibilities on matters and issues related to the Company’s corporate governance practices
 •
Working with the Board, establishes qualification standards for membership on the Board and its committees and recommends nominees for election or re-election by the shareholders at the annual meeting
 •
Develops and recommends to the Board for its approval an annual self-evaluation process for the Board, its committees and individual directors, and oversees the evaluation process
 •
Oversees and reviews periodically the Company’s programs, policies, practices, relevant risks and opportunities, measures, objectives and performance relating to ESG matters and related disclosures, and makes recommendations to the Board regarding their integration into the Company’s business strategy and operations
 •
Coordinates with the Compensation and Human Capital Committee and the Audit Committee on the Company’s required ESG disclosures

2026 PROXY STATEMENT	30

Director Compensation in Fiscal Year 2025
The Company’s non-employee director compensation philosophy is to pay compensation that is competitive with the compensation paid by companies of similar size, in similar industries and with whom Wolverine Worldwide competes for director candidates. The Governance Committee, with input from management and from the Compensation and Human Capital Committee’s independent compensation consultant, reviewed director compensation and compared it to market data, including a comparison to director compensation for the Company’s Peer Group, as defined on page 48, and broader industry market surveys (FW Cook Director Compensation Report and NACD Director Compensation Report).
The following table provides information regarding the compensation of the Company’s non-employee directors for fiscal year 2025. In 2025, Mr. Hufnagel received compensation for his services as the Company’s President and CEO but did not receive any additional compensation for service as a director. His compensation is reflected in the Compensation Discussion and Analysis section, the Summary Compensation Table, and related tables and disclosures.

	Fees Paid in Cash		Cash Amounts Voluntarily Deferred		Fees Earned or Paid in Cash[1]		Restricted Stock Unit Awards[2]		Totals
Abel-Hodges	$35,624	+	$11,876	=	$47,500	+	$145,003	=	$192,503
Andersen	$100,000	+	—	=	$100,000	+	$145,005	=	$245,005
Boromisa	—	+	$119,500	=	$119,500	+	$145,005	=	$264,505
Boyle	$46,000	+	—	=	$46,000	+	$145,003	=	$191,003
Bricker	$30,922	+	—	=	$30,922	+	—	=	$30,922
Gerber	$119,500	+	—	=	$119,500	+	$145,005	=	$264,505
Kollat	$35,964	+	—	=	$35,964	+	—	=	$35,964
Lauderback	$127,000	+	—	=	$127,000	+	$145,005	=	$272,005
Long	$145,000	+	—	=	$145,000	+	$255,005	=	$400,005
Price	—	+	$97,000	=	$97,000	+	$145,005	=	$242,005
Wilson-Thompson	$124,000	+	—	=	$124,000	+	$145,005	=	$269,005

1.
Represents cash payments received or deferred by non-employee directors for fiscal year 2025. Non-employee directors may defer fees pursuant to the Director Deferred Compensation Plan or Deferred Compensation Plan (each as defined below). The table shows the Fees Earned or Paid in Cash separated into Fees Paid in Cash and Cash Amounts Voluntarily Deferred.

2.
Represents the aggregate grant date fair value of restricted stock units granted to non-employee directors in fiscal year 2025, calculated in accordance with Accounting Standard Codification (“ASC”) Topic 718, without regard to estimated forfeitures. The chart below lists the aggregate outstanding option awards (granted prior to 2018) and restricted stock units held by non-officer directors at the end of fiscal year 2025. For valuation assumptions, see the Stock-Based Compensation footnote to the Company’s Consolidated Financial Statements for fiscal year 2025 included in its Annual Report on Form 10-K for fiscal year 2025.

Name	Option Awards Outstanding at January 3, 2026 (#)	Restricted Stock Units held at January 3, 2026[1] (#)
Abel-Hodges	—	7,459
Andersen	—	33,857
Boromisa	21,945	58,365
Boyle	—	7,459
Bricker	—	—
Gerber	9,091	11,027
Kollat	27,651	—
Lauderback	9,091	11,027
Long	9,091	30,200
Price	—	33,857
Wilson-Thompson	—	44,140

1.
Includes 47,338, 22,830, 10,808, 22,830 and 33,113 fully vested restricted stock units held by each of Mr. Boromisa, Ms. Andersen, Mr. Long, Mr. Price and Ms. Wilson-Thompson respectively, that were deferred and will be settled on the date elected by the director.

2026 PROXY STATEMENT	31

The following table shows the non-employee director compensation program for fiscal year 2025, which remained unchanged from fiscal year 2024:

	Compensation Plan for 2025
Component	Cash	Restricted Stock Units[1]
Annual Director Fee	$80,000	Number of restricted stock units “RSUs” with a grant date value of $145,000.
Audit Committee Annual Fee	$15,000
Audit Committee Chairperson Annual Fee	$25,000
Compensation and Human Capital Committee Annual Fee	$12,000
Compensation and Human Capital Committee Chairperson Annual Fee	$20,000
Governance Committee Annual Fee	$12,000
Governance Committee Chairperson Annual Fee	$20,000
Chairman of the Board Annual Fee	In lieu of the standard Annual Director Fee, the Chairman of the Board was paid a Cash Retainer of $145,000	In lieu of the standard RSU grant, the Chairman of the Board received a number of RSUs with a grant date value of $255,000

1.
For fiscal year 2025, Messrs. Boromisa, Gerber and Price and Mses. Andersen, Wilson-Thompson and Lauderback each received 11,027 restricted stock units. Mr. Long received 19,392 restricted stock units. Mr. Boyle and Ms. Abel-Hodges each received 7,459 restricted stock units. The above restricted stock units were granted under the Stock Incentive Plan of 2024, and vest one year from the date of grant. Restricted stock units were granted in May 2025, except for grants to Mr. Boyle and Ms. Abel-Hodges, which were made in July 2025 after their appointment to the Board. Directors may defer settlement of these restricted stock unit awards upon vesting.

Director Deferred Compensation Plan. The Company’s Amended and Restated Outside Directors’ Deferred Compensation Plan (the “Director Deferred Compensation Plan”) is a supplemental nonqualified deferred compensation plan for non-employee directors. A separate non-employee director deferred compensation plan applies to benefits accrued under that plan before January 1, 2005. The Director Deferred Compensation Plan permits all non-employee directors to voluntarily defer, at their option, 25%, 50%, 75% or 100% of their director cash fees. The Company establishes a book account for each non-employee director and credits the director’s account with a number of stock units equal to the amounts voluntarily deferred, divided by the closing market price of common stock on the payment/deferral date. The Company also credits director accounts with dividend equivalents on amounts previously deferred in the form of additional stock units. The amounts credited to director accounts are treated as if invested in Wolverine Worldwide common stock. The number of stock units held in director accounts is set forth under the “Stock Ownership by Management and Others” table below.
Upon a director’s termination of service, or such later date as a director selects, the Company will distribute the stock units in the director’s book account in shares of Wolverine Worldwide common stock in either a single, lump sum distribution or annual installment distributions over a period of up to 20 years (10 years under the plan for benefits accrued before January 1, 2005) based on the director’s election. The Company converts each stock unit to one share of Wolverine Worldwide common stock.
Upon a “change in control,” the Company will distribute to the director, in a single, lump sum distribution, Wolverine Worldwide common stock in a number of shares equal to the stock units credited to a director’s book account. The Deferred Compensation Plan defines “change in control” as any of the following:
•
The acquisition by any person, or by more than one person acting as a group, of more than 50% of either (i) the then outstanding shares of common stock of Wolverine Worldwide or (ii) the total fair market value of Wolverine Worldwide

•
The acquisition by any person, or more than one person acting as a group, during the 12-month period from and including the date of the most recent acquisition, of ownership of 30% or more of the outstanding common stock of Wolverine Worldwide

•
The replacement of a majority of the individuals who constitute the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of the appointment or election

•
The acquisition, during any 12-month period ending on the date of the most recent acquisition, by any person of assets from Wolverine Worldwide having a gross fair market value of at least 40% of the gross fair market value of all the assets of Wolverine Worldwide immediately before the acquisition

2026 PROXY STATEMENT	32

Deferred Compensation Plan. For a description of the non-qualified Deferred Compensation Plan under which directors may also defer cash fees, please see the “Non-Qualified Deferred Compensation” section on page 61.
Non-Employee Director Stock Ownership Guidelines
By the first December 31st following the fifth anniversary of becoming a non-employee director of the Company, a non-employee director must attain (and maintain) a minimum stock ownership level equal to six times the non-employee director annual cash retainer prior to being able to gift or sell any Company stock, other than a limited exception for gifts or sales of up to fifty percent of the net, after-tax number of shares obtained through any Company equity plans or other equity awards. The equity that qualifies for determining the non-employee directors’ minimum stock ownership level includes owned shares and unvested restricted stock units that vest based on time (up to a maximum value of 50% of the applicable ownership requirement), but excludes unearned performance shares and units and unexercised options (or any portion thereof, such as the current “in the money” value). During 2025, all non-employee directors were in compliance with these guidelines.
2026 PROXY STATEMENT	33

Securities Ownership of Officers and Directors
and Certain Beneficial Owners
Five Percent Shareholders
The following table sets forth information about those holders known by Wolverine Worldwide to be the beneficial owners of more than five percent of Wolverine Worldwide’s outstanding shares of common stock as of March 9, 2026:

	Amount and Nature of Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Sole Voting Power	Sole Investment Power	Shared Voting Power	Shared Investment Power	Total Beneficial Ownership	Percent of Class[4]
BlackRock, Inc.[1] 50 Hudson Yards New York, NY 10001	11,778,482	11,873,760	—	—	11,873,760	14.48%
FMR, LLC[2] 245 Summer Street Boston, MA 02210	12,099,122	12,110,159	—	—	12,110,159	14.77%
The Vanguard Group[3] 100 Vanguard Boulevard Malvern, PA 19355	—	8,547,794	118,406	198,028	8,745,822	10.67%

1.	Based solely on information set forth in a Schedule 13G/A filed on April 30, 2025.
2.	Based solely on information set forth in a Schedule 13G/A filed on February 5, 2026.
3.	Based solely on information set forth in a Schedule 13G/A filed on July 29, 2025.
4.	Based on 81,980,999 shares outstanding as of March 9, 2026.
2026 PROXY STATEMENT	34

Stock Ownership by Management and Others
The following table sets forth the number of shares of common stock beneficially owned as of March 9, 2026, by each of the Company’s directors and named executive officers and all of the Company’s directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership of Common Stock[1]
	Deferred Stock Units, Sole Voting and/or Investment Power[2]	Shared Voting or Investment Power[3]	Stock Options and RSUs Vesting within 60 Days[4]	Total Beneficial Ownership	Percent of Class[5]
Cheryl Abel-Hodges	—	—	—	—	*
Stacia Andersen	—	—	11,027	11,027	*
Jeffrey M. Boromisa	72,924	162,181	32,972	268,077	*
Jack Boyle	6,250	—	—	6,250	*
William K. Gerber	81,283	—	20,118	101,401	*
Christopher Hufnagel	328,715	—	—	328,715	*
Amy Klimek	23,188	35,989	—	59,177	*
Susie Kuhn	16,484	—	—	16,484	*
David A. Latchana	28,071	—	2,609	30,680	*
Brenda J. Lauderback	111,382	—	20,118	131,500	*
Tom Long	100,313	—	28,483	128,796	*
Taryn Miller	39,840	—	—	39,840	*
DeMonty Price	75,000	—	11,027	86,027	*
Isabel Soriano	49,070	—	—	49,070	*
Kathleen Wilson-Thompson	—	—	11,027	11,027	*
All directors and executive officers as a group (16 people)	932,520	198,170	137,381	1,268,071	1.50%

*	Represents beneficial ownership of less than 1%.
1.
The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record and shares that, under applicable regulations, are considered to be otherwise beneficially owned.

2026 PROXY STATEMENT	35

2.
The “Deferred Stock Units, Sole Voting and/or Investment Power” column of the table above does not include the following time-vested restricted stock units and performance units owned by directors and NEOs, as defined on page 37, as of March 9, 2026:

	Restricted Units	Performance Units
Abel-Hodges	7,459	—
Andersen	33,857*	—
Boromisa	58,365*	—
Boyle	7,459	—
Gerber	11,027	—
Hufnagel	270,847	1,007,038
Klimek	44,550	64,067
Kuhn	31,019	78,744
Latchana	25,089	57,881
Lauderback	11,027	—
Long	30,200*	—
Miller	53,738	96,293
Price	33,857*	—
Soriano	20,964	—
Wilson-Thompson	44,140*	—

*
Includes 47,338, 10,808, 22,830, 22,830 and 33,113 fully vested restricted stock units held by each of Mr. Boromisa, Mr. Long, Ms. Andersen, Mr. Price, and Ms. Wilson-Thompson respectively, that were deferred and will be settled on the date elected by the director.

3.
These numbers include shares over which the listed person is legally entitled to share voting or investment power by reason of joint ownership, trust or other contract or property right and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of such relationship.

4.
The numbers represent shares that may be acquired within 60 days after March 9, 2026, by the exercise of stock options granted under Wolverine’s various stock option plans, or upon the vesting of restricted stock units. These numbers are also included in the Total Beneficial Ownership column.

5.
As of March 9, 2026, based on 81,980,999 shares outstanding on that date plus the number of stock options exercisable and restricted stock units vesting that are held by the specified person(s) within 60 days of March 9, 2026, as indicated in the “Stock Options and RSUs Vesting Within 60 Days” column.

2026 PROXY STATEMENT	36

Compensation Discussion and Analysis
Summary

The Company’s Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of the executive compensation program for the Company’s named executive officers (“NEOs”). For fiscal year 2025, the Company’s NEOs were:

Christopher Hufnagel	President and Chief Executive Officer
Amy Klimek	Chief Human Resources Officer
Susie Kuhn	President, Active Group
David Latchana	Chief Legal Officer and Corporate Secretary
Taryn Miller	Chief Financial Officer
Isabel Soriano	President, International Group*

*
Ms. Soriano ceased serving as an executive officer as of July 30, 2025, but continued performing her duties as President, International Group through September 1, 2025, and terminated employment on March 3, 2026.

Compensation Philosophy and Objectives
The Company’s compensation philosophy is to provide executives with a competitive compensation package that is heavily weighted towards performance-based (performance units and annual bonus opportunity) and variable (restricted stock units) compensation in order to encourage superior business and financial performance over the short and longer term and, by linking compensation with stock price performance, to closely align the interests of the Company’s NEOs with those of its shareholders without encouraging excessive risk-taking. The Compensation and Human Capital Committee (the “Committee”) oversees the Company’s executive compensation program.
The executive compensation program has four primary objectives:
•	Attract and retain talented NEOs who will lead Wolverine Worldwide and drive superior business and financial performance
•	Provide incentives for achieving specific pre-established near-term strategic, business unit and corporate goals and reward the attainment of those goals
•	Provide incentives for achieving specific pre-established longer-term corporate financial goals and reward the attainment of those goals
•	Align the interests of NEOs with those of the shareholders through incentives based on achieving performance objectives that enable increased shareholder value
Compensation Decisions in Context: Key 2025 Accomplishments
In 2025, we focused on continuing our work to transform the Company and build our brands, while accelerating revenue growth. Some key highlights include:
•	We drove high-single-digit revenue growth as a company, in line with our value creation model aspiration.
•	We achieved record gross margin behind the power of our brands and delivered an earnings per share and adjusted earnings per share increase of 107% and 53% compared to 2024, respectively.
•	We invested in building our brands through product innovation and enhanced marketing, strengthening brand health and taking share in key categories.
2026 PROXY STATEMENT	37

2025 Compensation Program Overview
The Company’s executive compensation program consists of base salary, annual bonus opportunity, long-term incentive compensation and benefits. A breakdown of base salary, annual performance bonus, and long-term incentive compensation is illustrated below:

ELEMENT	COMPONENT	METRICS	WHAT THE PAY ELEMENT REWARDS

Base Salary	• Cash	• Fixed amount based on responsibilities, experience and market data	• Scope of core responsibilities, years of experience, and potential to affect the Company’s overall performance

Annual Performance Bonus	• Company/Business Unit Cash Bonus	• 75% revenue and adjusted pretax earnings • 25% business priorities	• Achieving specific corporate business and/or divisional financial objectives over which the NEO has reasonable control • Achieving specific business priorities

Long-Term Incentive Compensation	• Performance-based restricted stock units • Time-vested restricted stock units	• 60% operating profit • 40% relative total shareholder return • Three-year vesting for time-vested restricted stock units	• Achieving both absolute profitability and relative shareholder value creation over a longer-term period • Driving stock price growth • Continued, long-term employment at Wolverine Worldwide

Pay at Risk
Under the Company’s compensation program, a significant portion of the compensation awarded to the NEOs generally, and to the CEO in particular, is at risk (contingent upon the attainment of various pre-established short and long-term goals) and variable (contingent on the performance of the Company’s stock price). NEO compensation that is significantly at risk and variable incentivizes superior business and financial performance and, by linking compensation with stock price performance, aligns the interests of executives with those of shareholders. For more information on the relation between Company performance and the impact on CEO and other NEO pay, please see the tables and related information under the heading “Pay vs. Performance” on page 68.
2026 PROXY STATEMENT	38

The following graphic illustrates the percentage of 2025 NEO target compensation that is at risk, reflecting the regular annual compensation packages for Mr. Hufnagel as President and CEO and the other NEOs as approved at the February 2025 Board of Directors and Compensation and Human Capital Committee meetings.

Long-Term Incentive Program Mix
The long-term incentive program is heavily weighted to at-risk compensation, with a mix for February 2025 grants of 70% performance stock units and 30% time vested restricted stock units for Mr. Hufnagel and 60% performance stock units and 40% time vested restricted stock units for the other NEOs.
Compensation Best Practices

What we do	What we do not do

✔
Vast majority of pay is at risk or variable, i.e., performance-based or equity-based or both

✔
Stringent share ownership requirements (6x base salary for CEO)

✔
Broad-based clawback policy covering both cash and equity

✔
Significant vesting horizon for equity grants

✔
Double trigger equity acceleration

✔
Independent Compensation Committee Consultant

✔
Review executive compensation program to ensure it doesn't promote excessive risk taking

✔
Proactively engage with top shareholders on compensation and governance issues

✔
Conduct annual say-on-pay votes

✔
Balance short-term and long-term incentives

✘
No dividends or dividend equivalents on unearned performance shares/units

✘
No repricing or replacing of underwater stock options

✘
No excessive or unnecessary perquisites

✘
No hedging, pledging or short sales of Company stock

✘
No excise tax gross-ups in change-in-control agreements

2026 PROXY STATEMENT	39

Compensation Discussion and Analysis
2025 Compensation Program Overview
Setting Targets
Each February, the Committee recommends (and the independent directors approve) target compensation for the CEO for the upcoming year after considering the latest available information, including the Company’s total shareholder return (“TSR”) and other business and financial performance, information provided by the Committee’s compensation consultant regarding executive compensation trends and compensation paid to other chief executive officers of companies in the compensation peer group (described below), and information provided by management on recent Company performance and the Company’s future business and financial outlook. The Committee’s goal is to set the CEO’s compensation in line with experience and the anticipated market median compensation for that year.
Given the significant weight the Company’s executive compensation program places on at-risk and variable compensation, the compensation realized by the CEO and other NEOs can be significantly affected, both positively and negatively, by performance against the various operational and financial performance metrics pre-established by the Committee and by the performance of the Company’s stock. The Board and Committee believe such a compensation program aligns the interests of the CEO and other NEOs with the interests of the shareholders.
The Company’s executive compensation program consists of four primary elements: base salary, annual bonus opportunity, long-term incentive compensation and benefits. These elements are described in greater detail below.
Base Salary
As part of approving an NEO’s base salary, the Committee considers a variety of factors including individual responsibilities, experience, skills, and potential to affect Wolverine Worldwide’s overall performance, as well as market surveys and peer group information. The Committee considers these compensation factors subjectively, and no single factor or combination of factors was determinative in setting base salaries for any NEO for fiscal year 2025.
Based on the above factors, the Committee approved base salary increases in 2025 for the NEOs, as noted in the following table. The cash compensation for Ms. Soriano is paid in Pounds Sterling and was converted into U.S. dollars using the fiscal year-end rate (1.35 for fiscal year 2025 and 1.26 for fiscal year 2024 here and throughout the CD&A and related disclosures).

Name	2024 Base Salary	2025 Base Salary
Hufnagel[1]	$1,000,000	$1,200,000
Klimek	$471,240	$486,000
Kuhn	$575,000	$593,000
Latchana	$490,000	$505,000
Miller	$650,000	$676,000
Soriano[2]	$570,489	$629,575

1.
In approving Mr. Hufnagel’s increase for 2025, the Committee and Independent Directors considered, among other factors, his success in driving the Company’s turnaround plan, the median salary of CEOs in our Peer Group, and the fact that he did not receive a salary increase for 2024.

2.	Ms. Soriano’s 2024 base salary was GBP 452,769, and her 2025 base salary was GBP 466,352.
2026 PROXY STATEMENT	40

Annual Bonus
In 2025, each NEO had the opportunity to earn annual cash incentive compensation (“annual bonus”), consisting of a performance bonus and business priorities bonus:

	Key Factors		2025 Company Metrics
Performance Bonus (75% weighting)	•	Based on performance measured against Company and/or business unit performance criteria established at the beginning of 2025	• •	Revenue (50%) Pretax earnings (50%)
	•	Payout determined by comparing performance against three performance levels: threshold, target, and stretch
Business Priorities (BP) (25% weighting)	•	Measured against company/function BP	•	Vary for each NEO
	•	Each NEO’s payout was determined by comparing performance on BPs against specific criteria set at the beginning of 2025
	•	Payouts can range from 0% to 200% depending on the NEO’s performance against BPs

A percentage of each NEO’s 2025 base salary, as determined in February 2025, was set as the annual bonus target percentage (the “Target Bonus Percentage”), or adjusted thereafter. The Target Bonus Percentage represents the percentage of each NEO’s base salary that could be earned as annual incentive compensation at a “target” performance level (100% payout) for each of the performance bonus and business priorities. Generally, the Committee sets higher Target Bonus Percentages for individuals with greater influence on business strategy, profit or sales. This puts a larger percentage of an NEO’s total potential cash compensation at risk, in line with the NEO’s ability to influence these factors. For 2025, the NEOs had the following Target Bonus Percentages: Mr. Hufnagel 150%, Ms. Klimek 55%, Mr. Latchana 55%, Ms. Miller 60%, Ms. Soriano 55% and Ms. Kuhn 55%.
The Committee selected fiscal year 2025 revenue and adjusted pretax earnings as metrics for the performance bonus because it believes a strong correlation exists between performance on these financial measures and increases in shareholder value.
Performance Bonus
Messrs. Hufnagel and Latchana, and Mses. Miller and Klimek, had significant influence on the Company’s overall business performance and, accordingly, their respective performance bonus opportunity (75% of their total annual bonus opportunity) is based on the Company performance criteria only. Ms. Soriano was directly responsible for the International Group while Ms. Kuhn was responsible for the Active Group and both exerted a significant influence on their business unit in particular, in addition to influencing Company performance. Accordingly, 45% of Mses. Soriano and Kuhn’s annual bonus opportunity was their business unit performance, and 30% was based on Company performance.
The Committee set the revenue and adjusted pretax earnings goals following a review of the Company’s operating plan, historical performance, and industry and macroeconomic conditions. The performance targets required for 100% payout for the Company performance bonus metrics were set using aggressive year-over-year growth of $74 million in revenue and $36 million in pretax earnings.

Company Performance Level (% of Target Payout)[1]
	Revenue (in millions)	Adjusted Pretax Earnings (in millions)
Threshold (50%)	$1,750	$113
Target (100%)	$1,825	$129
Stretch (200%)	$1,900	$144

1.
The maximum payout an NEO can receive is 200% of his or her Target Bonus Percentage, even if performance is above stretch. An NEO would receive 0% of his or her Target Bonus Percentage if performance is below threshold.

2026 PROXY STATEMENT	41

Company revenue performance for 2025 was $1,874 million for a 165.7% payout. Adjusted pre-tax earnings performance was $141 million for a 179.1% payout, with a total, weighted Company performance bonus payout of 172.4%. The International Group and Active Group performed at stretch level.

	2025 Performance	Overall Weighted Payout by Group
Wolverine Worldwide	Between target and stretch	172.4%
International Group	At stretch	200%
Active Group	At stretch	200%

The Committee sets the revenue and adjusted pretax earnings for the International Group and Active Group at substantially similar levels of difficulty as the goals for the Company and with a similar degree of difficulty as in prior years. The below table shows historical weighted performance levels achieved by the International Group and Active Group.

	Historical Group Performance
	2025	2024	2023	2022	2021
International Group	At stretch	Between target and stretch	Below threshold	Between target and stretch	Between target and stretch
Active Group	At stretch	Between target and stretch	Below threshold	Below threshold	Between target and stretch

Based on the factors described above, the performance bonus earned and paid for each NEO is set forth below.

Name	Performance Bonus Percentage Earned	Performance Bonus Paid
Hufnagel	172.4%	$2,155,048
Klimek	172.4%	$336,499
Kuhn	189.0%	$459,091
Latchana	172.4%	$349,703
Miller	172.4%	$519,919
Soriano	189.0%	$487,189

Business Priorities
At the same time Target Bonus Percentages are set, the CEO approves measurable business priorities for each NEO’s individual bonus, other than for himself. The CEO submits, and the Committee reviews and approves, with such changes as it considers appropriate, the CEO’s business priorities. Such measurable priorities may include goals such as executing strategies supporting the Company’s vision, developing employees, and driving operational excellence. Performance is evaluated by the CEO (or, in the case of the CEO, by the Committee and the other independent directors) based on qualitative and quantitative factors.
Each business priority is given an achievement rating with weighted performance ratings and payouts at threshold (50%), target (100%), and stretch (200%). No payout is made for performance below threshold.
The CEO recommended, and the Committee approved, the 2025 cumulative weighted business priority scores and payout levels for each of the NEOs other than himself. The Committee and the other independent directors of the Board met with the CEO at the end of the year to evaluate his performance against his business priorities, considering various factors. The Committee determined the cumulative weighted business priorities score for the CEO and recommended to the independent directors of the Board the CEO’s payout level.
2026 PROXY STATEMENT	42

Summaries of the business priorities, achievement, and payout for each NEO are outlined in the table below. This year’s business priorities related to key initiatives intended to drive strategic transformation and shareholder value.

NEO	2025 Business Priorities	2025 Individual Bonus Percentage Achieved	2025 Business Priority Bonus Paid
Hufnagel
Optimize cash flow management, Successfully complete debt financing, Continue to adopt global supply chain footprint, Accelerate DTC, Build strong order book, Implementation of first phase of eCommerce Platform modernization, Continue to drive profit improvement through further optimization of operating expense structure and gross margin expansion, Generate cash through disciplined management of the P&L and balance sheet, Optimize efficiency of the organization in providing a stronger return for shareholders, Establish and institutionalize the Acceleration Office, Alignment with Board on WWWx2030, Mitigate the impact of tariffs, Successful launch and activation of Enterprise Strategy and Vision and Values, Successfully recruit and onboard key leaders, Advance UN1TED initiatives
		122%	$508,806
Klimek
Advance People Leadership development programs and continue to develop and acquire key capabilities, Drive eCommerce growth, Optimize Organizational Design and continue to create efficiencies, including 2025 SG&A levers, Complete global benchmarking studies in Benefits, Development and Career Ladders project, Continue to modernize HR systems, Support AO set up and tariff mitigation workstreams and initiatives, Successful launch and activation of Enterprise Strategy and Vision and Values, Successfully recruit and onboard key leaders, Create an Amazing Place to work with an inclusive and engaging employee experience
		111%	$72,225
Kuhn	Accelerate DTC, Build strong order book, Partner with Acceleration Office on gross margin enhancements, Deepen consumer and market connectivity, Improve brand profitability, Optimize GTM process, Mitigate the impact of tariffs, Successful launch and activation of Enterprise Strategy and Vision and Values, Successfully recruit and onboard key leaders	121%	$98,247
Latchana
Activate ESG - build cross-functional teams and strategy, update RSL, and advance regulatory disclosures, Accelerate Brand Protection, Support Key City initiatives, platinum partner development, APM, and business evolution model, Expand MAP program, Grow IP infringement program, Accelerate fraud investigations to protect margins, Improve business processes for SB agreements, UK records retention, and intragroup agreements, With GSC improve supply chain transparency and reporting through traceability, HIGG, and audits, Mitigate the impact of tariffs, Pulse engagement scores, Recruiting and onboarding key talent, Stay curious through growth and development of all team members
		120%	$81,145
Miller
Ensure sufficient liquidity in uncertain environment, Establish an investment approval and review process, Alignment with Board on WWWx2030, Drive profit improvement through optimization of gross margin and expense structure, Generate cash through disciplined management of the P&L and balance sheet, Mitigate risks with proactive corporate finance planning-Refinance/Capital, Establish and institutionalize the Acceleration Office, Support successful integration of Sweaty Betty systems to Wolverine platform, Mitigate the impact of tariffs, Successful launch and activation of new Enterprise Strategy and Vision & Values, Successfully complete Pulse action plans including the recruitment of key leaders
		135%	$135,722
Soriano	Accelerate DTC, Build strong order book, Generate cash through disciplined management of the P&L and balance sheet, Successful implementation of Key City Strategy, Mitigate the impact of tariffs, Successful launch and activation of Enterprise Strategy and Vision and Values, Successfully recruit and onboard key leaders	160%	$137,082

2026 PROXY STATEMENT	43

Below is a summary of total annual bonus payouts to each NEO.

Name	2025 Target Percentage	2025 Performance Bonus	2025 Business Priorities Bonus	Total 2025 Annual Bonus Compensation	% of 2025 Actual Incentive Target
Hufnagel	150%	$2,155,048	$508,806	$2,663,854	159.8%
Klimek	55%	$336,499	$72,225	$408,724	157.0%
Kuhn	55%	$459,091	$98,247	$557,338	172.0%
Latchana	55%	$349,703	$81,145	$430,848	159.3%
Miller	60%	$519,919	$135,722	$655,641	163.0%
Soriano	55%	$487,189	$137,082	$624,271	181.6%

Long-Term Incentive Compensation
In 2025, each NEO had the opportunity to earn long-term incentive compensation comprised of a mix of performance stock units and time-based restricted stock unit awards. The 2025 grants were based on the following:

		Key Factors		Performance Share Metrics
Performance Stock Units	•	Performance stock units are based on performance criteria covering three-year periods	•	Operating Profit (60%)[1]
	•	Awards balance focus on absolute profitability with relative shareholder value creation	•	Relative Total Shareholder Return (“TSR”) (40%)[2]
Time-Based Restricted Stock Unit Awards	•	Encourages employee retention and rewards increases in stock price

1.	Operating Profit is the total earnings from the Company’s core business function for a fiscal year after deducting selling, general and administrative costs.
2.	Relative TSR as compared to TSR for the S&P Composite 1500 Consumer Durables & Apparel Index.
Performance Awards for the 2025-2027 Performance Period
The Committee evaluated each NEO’s long-term incentive target payout opportunity expressed as a dollar amount at target grant value for the grant of performance units for the 2025-2027 period. Performance units are eligible to vest based on achievement of adjusted constant-currency Operating Profit goals (weighted 60%) and relative total shareholder return goals (weighed 40%).

Name	2025-2027 Target
Hufnagel	$4,060,000
Klimek	$285,000
Kuhn	$540,000
Latchana	$300,000
Miller	$600,000
Soriano	$330,000

The Company accrues, but does not pay, dividends on performance units during the performance period. Once the Committee certifies the Company’s performance compared to the pre-determined performance criteria, the restrictions on some, all, or none of the performance share units awarded to each NEO will lapse, and the NEO will receive accrued dividends only on the shares actually earned.
The Committee goes through a rigorous process in setting performance targets, including a careful review of the Company’s prior year business and financial performance, current year operating plan and future expectations. To achieve target level Operating Profit for the first year of the performance period would require a 17% increase over 2024 actual performance, and to achieve target level Operating Profit for years two and three of the performance period would require double digit growth percentages over the prior year’s actual Operating Profit results. Wolverine believes disclosing specific Operating Profit targets while the applicable performance period is ongoing could cause competitive harm. However, such targets will be disclosed once the applicable performance periods have ended as part of our discussion and analysis on awards earned by the NEOs.
2026 PROXY STATEMENT	44

For the relative TSR metric, threshold was set at the 25th percentile relative to the S&P Composite 1500 Consumer Durables & Apparel Index, target at the 50th percentile, and stretch at the 75th percentile. In addition, if the Company’s absolute TSR for the three-year period is negative, payouts on this measure are capped at target, regardless of whether the Company outperformed the Index.
2023-2025 Performance Stock Units
The following table lists the operating profit performance levels set by the Committee for performance stock unit awards granted for the 2023-2025 performance period:

Performance Level (Percentage of Target Payout)	2023 Operating Profit (in millions) (OP)	2024 OP (% increase vs. prior year)	2025 OP (% increase vs. prior year)
Threshold (50%)	$232.00	33.3%	10.3%
Target (100%)	$239.60	47.3%	15.3%
Stretch (200%)	$254.00	57.4%	22.7%

For the relative TSR metric, threshold was set at the 25th percentile relative to the S&P Composite 1500 Consumer Durables & Apparel Index, target at the 50th percentile, and stretch at the 75th percentile. In addition, if the Company’s absolute TSR for the three-year period is negative, payouts on this measure are capped at target, regardless of whether the Company outperformed the Index.
In February 2026, the Committee evaluated and certified the Company’s performance for the 2023-2025 performance period against operating profit (60% weighting) and relative TSR (40% weighting). For 2023, operating profit performance was below threshold. For each of 2024 and 2025, operating profit increased over the prior year at percentages greater than stretch level, resulting in performance for this metric of 133%. Relative TSR performance was at approximately the 57th percentile, resulting in vesting on this measure at 128%. This resulted in an overall weighted payout of 131%.
The table below shows shares that vested for each NEO for the 2023-2025 performance period based on the factors described above. In calculating the number of stock units that vest, the Company uses the stock price on the date of the grant, which results in the NEOs bearing the risk of stock price performance during the performance period.

Name	Stock Units Vesting (#)
Hufnagel	33,898
Klimek	24,771
Kuhn[1]	17,000
Latchana	7,042
Miller[1]	29,129
Soriano	28,682

1.	Ms. Kuhn and Ms. Miller were awarded prorated PSU grants for each open performance period upon hire.
Restricted Stock Unit Awards
The following table reflects the grant date value of the service-based restricted stock unit awards granted to each NEO.

Name	2025 Time-vested Restricted Stock Units
Hufnagel	$1,740,007
Klimek	$190,013
Kuhn	$360,011
Latchana	$200,021
Miller	$400,019
Soriano	$220,014

The Committee generally grants annual equity awards at its regularly scheduled February meeting, and the independent directors of the Board approve equity grants to the CEO generally on the same day that the Committee meets. Restricted stock units awarded vest one-third on each of the first three anniversaries of the date of grant.
2026 PROXY STATEMENT	45

Benefits
Retirement, Deferred Compensation and Welfare Plans
The NEOs in the United States participate in Wolverine Worldwide’s medical and dental plans and receive life and disability insurance. In 2025, Messrs. Hufnagel and Latchana, and Ms. Klimek participated in the Wolverine Worldwide Employees’ Pension Plan (a defined benefit plan) and Mr. Hufnagel participated in the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (an unfunded, non-qualified plan). For a description of the benefits under Wolverine Worldwide’s retirement plans, see “Pension Plans and 2025 Pension Benefits” below. Ms. Soriano is located outside of the United States and participates in local medical, life and disability insurance plans and receives an annual retirement benefit payment consistent with the benefits generally made available to employees in the U.K.
All full-time employees of the Company in the United States, including the NEOs located in the United States, are also eligible to participate in one of Wolverine’s 401(k) Plans (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including the NEOs in the United States, may elect to defer a portion of their salary and receive a Company match on eligible deferrals of up to 3% of salary for 2025 (5.5% for those who do not participate in the Pension Plan), subject to limits set forth in the Internal Revenue Code of 1986, as amended.
The Company has a Deferred Compensation Plan that allows directors, executives and other eligible senior employees of the Company to elect to defer a portion of their eligible compensation. Wolverine Worldwide may, but need not, credit a participant with an additional discretionary Company contribution. The Company adopted the Deferred Compensation Plan as a retention and recruitment tool to facilitate retirement savings and provide financial flexibility for key employees, and because many of the companies with which it competes for executive talent provide similar plans to their key employees. For a description of the benefits under the Deferred Compensation Plan, see “Non-Qualified Deferred Compensation” below.
Perquisites
The Company generally provides limited perquisites to NEOs other than to account for relocation assignments. The Company feels the perquisites are necessary to provide a competitive total compensation package for each NEO. For details on perquisites, see footnote 5 to the “Summary Compensation Table” on page 52. Ms. Soriano also receives benefits generally made available to Company employees located in the U.K., as well as a car and travel allowance, and tax equalization tied to her relocation to the U.K. when she was hired by the Company.
Post-Employment Compensation
Each NEO is party to an Executive Severance Agreement that provides for certain payments and benefits upon termination of employment after a change in control of Wolverine Worldwide. The Board believes Executive Severance Agreements will motivate management to actively pursue a business transaction that is in the best interests of the shareholders, even if it could ultimately result in his or her job elimination, and also will promote management stability during the transition period accompanying a change in control. Each NEO is eligible to receive compensation if his or her employment is terminated within two years following a change in control of Wolverine Worldwide. Even following a change in control, an NEO does not receive payment under the Executive Severance Agreement if his or her employment terminates:
•	Due to death or retirement in accordance with Wolverine Worldwide’s policy or as otherwise agreed,
•	For cause or disability, or
•	By resignation of the NEO, other than for “good reason,” which is discussed in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.
NEOs may also be eligible under Wolverine Worldwide’s retirement plans or equity plans to receive certain payments and benefits upon termination of employment or in connection with a change in control as described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.
Mr. Hufnagel is also party to an Employment Agreement under which he is eligible to receive certain payments and benefits if the Company terminates his employment, even if not following a change in control, other than for “cause” or if he terminates his employment for “good reason.” The Committee determined upon appointing Mr. Hufnagel as the President and CEO that, given the Company’s strategic initiatives the Board asked him to lead, it was appropriate for the Company to enter into such arrangement.
2026 PROXY STATEMENT	46

Ms. Soriano is also a party to a Service Agreement with Wolverine Europe Limited which provides certain payments and benefits if the Company terminates her employment, even if not following a change in control. Such agreements are typical for senior executives based in the U.K. In connection with her termination of employment, she became entitled to receive a cash payment equal to one year of her base salary, a repatriation payment from the Company to Ms. Soriano in the amount of £300,000, and continued vesting of the portion of the unvested equity awards granted to Ms. Soriano for eight months after her termination date, pursuant to the settlement agreement entered into between Ms. Soriano and Wolverine Europe Limited on March 3, 2025 (the “Settlement Agreement”) in exchange for a release of claims in favor of the Company and her agreement to comply with covenants restricting her ability to compete with the Company and to solicit and hire the Company’s employees for seven months and one year, respectively.
The Company includes accelerated retirement vesting provisions for equity awards, provided certain conditions are met, and for the payout of a prorated annual bonus for a qualifying retirement more than six months into the fiscal year. Details on these provisions and information on benefits payable to Mr. Hufnagel under his Employment Agreement and Ms. Soriano under her Service Agreement, and to each of the NEOs under the Executive Severance Agreements, as well as information on the other retirement and equity plans of Wolverine Worldwide, are included in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.
Say on Pay Advisory Vote
We asked shareholders to vote on a “say-on-pay” advisory vote on our executive compensation in 2025. Shareholders expressed substantial support for the compensation of our NEOs, with approximately 92% of the votes cast for the “say-on-pay” advisory vote. The Committee carefully evaluated the results of the 2025 advisory vote. The Committee also considers many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of total shareholder return, the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each factor bore on the Committee’s decisions regarding our NEOs’ compensation, the Committee made no changes to our executive compensation program and policies directly as a result of the 2025 say-on-pay advisory vote.
Compensation Setting Process
Setting Targets
The Committee goes through a rigorous process in setting performance targets, including a careful review of the Company’s prior year business and financial performance, current year operating plan, and future expectations. The Committee engages with management in this process over several months leading up to setting final annual bonus and three-year performance targets in February.
Competitive Philosophy and Competitive Market Data
When making compensation recommendations and decisions, the Committee considers the CEO’s assessment of the performance of each NEO, other than himself; the performance of the individual and the individual’s respective business unit or function; the scope of the individual’s responsibilities, years of experience with the Company (or in similar positions with other companies), skills and knowledge; market compensation data; market and economic conditions; Company performance; retention considerations; and Wolverine Worldwide’s compensation philosophy (collectively, the “compensation factors”). The Committee considers these compensation factors both subjectively and objectively, and no single factor or combination of factors is determinative. With respect to CEO compensation, the Committee seeks to set compensation in line with experience and the anticipated market median for a given year.
The Committee uses market surveys and Peer Group (as defined below) information provided by its compensation consultant as market reference points. The Committee also considers information the Company learns through recruiting NEOs and the experience levels and responsibilities of NEOs prior to joining the Company as reference points in setting NEO compensation.
As part of its competitive data review in connection with determining 2025 compensation, the Committee considered information presented by its consultant Frederic W. Cook & Co. (“FW Cook”) based on publicly-disclosed Peer Group information and relevant survey data.
2026 PROXY STATEMENT	47

Peer Group
Below is the peer group used in late 2024 and early 2025 in connection with 2025 compensation decisions. In determining the Peer Group, the Committee considered each potential peer company’s industry, channels of distribution, revenue and market capitalization. The Company also considered the typicality of a company’s pay practices, excluding companies whose chief executive may not receive market compensation because of a founder relationship, family ownership position, or other similar relationships.

Abercrombie & Fitch Co.	Carter’s, Inc.	Genesco Inc.	Oxford Industries, Inc.	The Children’s Place, Inc.
American Eagle Outfitters Inc.	Crocs, Inc.	G-III Apparel Group, Ltd.	Shoe Carnival, Inc.	Under Armour, Inc.
Boot Barn Holdings, Inc.	Deckers Outdoor Corporation	Guess?, Inc.	Steven Madden, Ltd.
Caleres, Inc.	Designer Brands, Inc.	Kontoor Brands, Inc.	The Buckle, Inc.

CEO Role
Within the framework of the Company’s executive compensation program, the CEO recommends the level of base salary, annual bonus, long-term incentive compensation, equity awards and other compensation components for his direct reports, including the other NEOs. The CEO bases his recommendation upon his assessment of the compensation factors applicable to each NEO. The CEO considers these compensation factors both objectively and subjectively, and no single factor is determinative. The Committee discusses these recommendations with the CEO prior to setting the compensation for each NEO, other than the CEO. The Committee, however, ultimately determines all compensation for NEOs other than the CEO, whose compensation is determined by the independent directors as a whole.
Compensation Consultant Role
FW Cook was first engaged as the Committee’s independent compensation consultant in 2016 and reports directly to the Committee. The Committee determines the scope of engagement and may replace the consultant or hire additional consultants at any time. The Committee has evaluated FW Cook’s independence under the rules established by the NYSE and has determined that FW Cook is “independent” as defined by NYSE rules. In addition, the Committee has evaluated whether the engagement of FW Cook raised any conflicts of interest and has determined that no such conflicts of interest exist.
At the Committee’s invitation, a representative of FW Cook generally attends all Committee meetings and also communicates with the Committee Chair and management regularly between meetings. However, the Committee makes all decisions regarding NEO compensation. FW Cook provides various executive compensation services to the Committee pursuant to a consulting agreement with the Committee. Generally, these services include advising the Committee on the principal aspects of the Company’s executive compensation program, evolving industry practices, and providing market information and analysis regarding the competitiveness of the Company’s program design.
During 2025, FW Cook performed the following specific services:
•	Attended Committee meetings, as requested
•	Reviewed the Company’s peer group and advised the Committee on the composition of the peer group
•	Reviewed survey data for competitive comparisons
•	Provided market data and guidance on CEO and other NEO compensation
•	Advised the Committee on market trends related to compensation policies and programs
•	Proactively advised the Committee on best practice approaches for governance features of executive compensation programs
•	Reviewed the Compensation Discussion & Analysis and other executive compensation related disclosures included in the Company’s Proxy Statement
The total fees the Company paid to FW Cook for services to the Committee in 2025 were $132,960, less than 1% of FW Cook’s total consulting income during the same period. The Company did not pay or incur any other fees to or with FW Cook.
2026 PROXY STATEMENT	48

Other Compensation Policies and Practices
NEO Stock Ownership Guidelines
Each NEO, as well as each non-employee director, must attain (and maintain) a minimum stock ownership level prior to being able to gift or sell any Company stock, with a limited exception to being able to gift or sell up to fifty percent of the net, after-tax number of shares obtained through any Company equity plans or other equity awards. The equity that qualifies for determining the NEOs’ minimum stock ownership level includes owned shares and unvested restricted stock units that vest based on time (up to a maximum of value of 50% of the applicable ownership requirement), but excludes performance shares and units and unexercised options (or any portion thereof, such as the current “in the money” value). During 2025, each NEO complied with the requirements of these guidelines.

Covered Positions	Guideline
CEO	6x Annual Salary
President (if different than CEO)	3x Annual Salary
Other NEOs	2x Annual Salary
Non-Employee Directors	6x Annual Cash Retainer

Insider Trading Policy
The Board adopted an insider trading policy (the “Insider Trading Policy”), which governs the purchase, sale and other dispositions of Company securities by directors, officers and employees (including, as applicable, their family members and controlled entities, in each case, as defined in the Insider Trading Policy) and the Company, and is designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards. Among other things, the Insider Trading Policy prohibits the purchase and sale of the Company’s securities while an individual is aware of material non-public information or inside information about the Company or its securities and provides for trading windows and pre-clearance processes that apply to certain covered individuals. The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Insider Trading Policy, which is included as Exhibit 19 to our Annual Report on Form 10-K for fiscal year 2025 filed with the SEC on February 27, 2026 (the “2025 Annual Report”).
Stock Hedging and Pledging Policies
Under the Company’s Insider Trading Policy, all directors, officers and other employees are prohibited from engaging in any hedging transactions involving Company securities beneficially owned by them. The Company also considers it inappropriate for any such person to engage in speculative transactions in the Company’s securities, including short sales, publicly traded options, margin accounts and pledges and standing and limit orders. Also, all directors, officers and other employees are prohibited from pledging Company securities as collateral for a loan.
Equity Award Grant Practices
The Company’s equity compensation programs do not currently include annual or periodic stock option awards, but the Committee has in the past granted stock options to its executives and other employees. During 2025, the Committee did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Clawback Policy
The Company has adopted a Policy for Recovery of Incentive Compensation (“Clawback Policy”) which empowers the Board or a committee of the Board to seek recovery of specified incentive compensation covering both cash and equity received by executive officers under specific circumstances where there is a material restatement of the Company’s financial results that would have led to a lower level of incentive compensation payout.
The Clawback Policy complies with the requirements of NYSE Listing Standard 303A.14 implementing Rule 10D-1 under the Exchange Act and provides that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities
2026 PROXY STATEMENT	49

laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.
In addition, the Company’s Stock Incentive Plan of 2024 goes beyond the requirements of NYSE Listing Standard 303A.14 implementing Rule 10D-1 under the Exchange Act and provides that awards granted thereunder (whether time-based or performance-based) and shares issued in respect thereof may be subject to recoupment or forfeiture in the event a participant engages in an Act of Misconduct (as defined in the plan).
Impact of Accounting and Tax Treatments on Compensation
As one of the factors in the review of compensation matters, the Committee considers the anticipated tax treatment to the Company. Under Section 162(m) of the Internal Revenue Code, a limitation exists on the deductibility of compensation paid to certain “covered employees,” including all of our NEOs, in excess of $1 million per year and thus we are unable to deduct compensation payable to our NEOs in excess of such limit. While the Committee considers the impact of this tax treatment, the primary factors influencing program design are the support of our business objectives and the Committee’s commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance. Accordingly, the Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that the Committee determines to be more appropriate.
2026 PROXY STATEMENT	50

Compensation and Human Capital Committee Report
The Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Committee recommended to the Board of Directors that the Company include the Compensation Discussion and Analysis section in this Proxy Statement and incorporate it by reference into the Company’s Annual Report on Form 10-K.
Respectfully submitted,
Kathleen Wilson-Thompson (Chair)
Jack Boyle
William K. Gerber
DeMonty Price
Compensation and Human Capital Committee Interlocks and Insider Participation. During fiscal year 2025, none of the members of the Compensation and Human Capital Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K of the Securities Act of 1933. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Board or on the Compensation and Human Capital Committee.
2026 PROXY STATEMENT	51

Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus	Stock Awards[2]	Non-Equity Incentive Plan Compensation[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4]	All Other Compensation[5]	Total
Christopher Hufnagel President and CEO	2025	$1,192,308	$—	$5,800,023	$2,663,854	$1,131,678	$66,866	$10,854,729
	2024	$1,000,000	$—	$6,800,009	$1,090,665	$438,706	$42,687	$9,372,067
	2023	$813,672	$—	$1,650,032	$300,000	$366,393	$44,380	$3,174,477
Amy Klimek Chief Human Resources Officer	2025	$500,719	$—	$475,021	$408,724	$57,111	$37,050	$1,478,625
	2024	$471,240	$—	$475,005	$208,262	$20,274	$35,569	$1,210,350
	2023	$465,199	$—	$975,015	$66,998	$97,489	$37,157	$1,641,858
Susie Kuhn President, Active Group	2025	$610,962	$—	$900,027	$557,338	$—	$110,986	$2,179,313
Dave Latchana Chief Legal Officer and Corporate Secretary	2025	$520,385	$—	$500,030	$430,848	$38,616	$43,859	$1,533,738
	2024	$481,052	$—	$412,027	$178,352	$9,719	$42,013	$1,123,163
Taryn Miller Chief Financial Officer	2025	$695,000	$—	$1,000,037	$655,641	$449	$119,825	$2,470,952
	2024	$400,000	$—	$1,340,016	$226,043	$—	$191,629	$2,157,688
Isabel Soriano[6] Former President, International Group	2025	$624,991	$—	$550,024	$624,271	$—	$1,385,263	$3,184,549
	2024	$570,489	$—	$550,015	$406,910	$—	$1,045,876	$2,573,290
	2023	$543,831	$—	$1,073,356	$81,688	$—	$1,015,643	$2,714,518

1.	Includes any amounts deferred under the Company’s qualified 401(k) plan or Deferred Compensation Plan.
2.	Includes the grant date fair value of restricted stock unit awards, and performance unit awards, as follows for 2025:

Name	Service-based Restricted Stock Unit Value	Performance Unit Value 25-27 Grant	Total
Hufnagel	$1,740,007	$4,060,016	$5,800,023
Klimek	$190,013	$285,008	$475,021
Kuhn	$360,011	$540,016	$900,027
Latchana	$200,021	$300,009	$500,030
Miller	$400,019	$600,018	$1,000,037
Soriano	$220,014	$330,010	$550,024

Restricted stock units were valued using the closing market price of Wolverine Worldwide common stock on the date of the grant of the respective award. Performance units were valued using the closing market price of Wolverine Worldwide common stock on the date of grant of the respective award and assuming target performance for all performance periods. Assuming maximum payout, the aggregate grant date fair value of performance units awarded in 2025 for each NEO (and, in parentheses, the maximum value is combined with the grant date fair value of restricted stock unit awards and restricted stock awards for 2025) would have been $8,120,031 ($9,860,038) for Mr. Hufnagel; $660,019 ($880,033) for Ms. Soriano; $600,018 ($800,039) for Mr. Latchana; $1,200,035 ($1,600,054) for Ms. Miller; $570,017 ($760,030) for Ms. Klimek; and $1,080,032 ($1,440,043) for Ms. Kuhn. Restrictions on such performance unit awards will lapse in the February following the last year of the performance period, if at all, based on the Company’s performance for the period (capped at 200%). The actual value of shares that vest is also dependent on the stock price at the time of vesting. For additional valuation assumptions, see the Stock-Based Compensation footnote to Wolverine Worldwide’s Consolidated Financial Statements for the fiscal year ended January 3, 2026 included in its Form 10-K for fiscal 2025.

3.	Reflects the sum of performance bonus and business priority amounts, earned in 2025, 2024 and 2023, respectively, and paid in 2026, 2025 and 2024 respectively.
4.
Amounts in this column include, where applicable, the aggregate change in the actuarial present value of the accumulated benefits under the Wolverine Worldwide Employees’ Pension Plan (“Pension Plan”) and Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (“SERP”) for NEOs participating in one or both of these plans. The amounts in the table were determined using assumptions consistent with those used in Wolverine Worldwide’s Consolidated Financial Statements for each respective year. See the “Pension Plans and 2025 Pension Benefits” section starting on page 59. Amounts in this column for Ms. Miller reflect 2025 non-qualified deferred compensation plan earnings in 2025. Amounts for Mr. Hufnagel reflect both non-qualified deferred compensation plan earnings and change in actuarial present value under the Pension Plan and SERP.

2026 PROXY STATEMENT	52

5.
The amounts listed in this column for 2025 include Wolverine Worldwide’s contributions to the accounts of the NEOs under Wolverine Worldwide’s 401(k) plans (or, in the case of Ms. Soriano, a payment in lieu of a retirement plan contribution), payments made by Wolverine Worldwide for the premiums on certain life insurance policies, tax, housing/relocation expenses and estate planning services and health care reimbursements in the amounts listed in the table below. Ms. Soriano is not a participant in the Company’s Pension Plan, and instead received a retirement benefit payment. Moving/living expenses for Mses. Kuhn and Miller related to their respective relocations to Michigan upon being hired.

Name	401(k) Match	DC Plan Company Contribution	Tax and Estate Planning	Health	Life Insurance Premiums	Moving/Living Expenses	Tax Equalization	Other
Hufnagel	$10,500	$0	$7,970	$25,062	$857	$0	$0	$22,477*
Klimek	$10,500	$0	$7,970	$18,024	$556	$0	$0	$0
Kuhn	$16,981	$0	$0	$9,947	$678	$83,380	$0	$0
Latchana	$10,500	$0	$7,970	$24,831	$558	$0	$0	$0
Miller	$19,250	$5,750	$0	$25,062	$773	$68,990	$0	$0
Soriano	$49,999	$0	$49,714	$17,435	$1,555	$136,342	$1,130,218	$0

*	Personal Security Benefits.
6.
The cash compensation for Ms. Soriano is paid in Pounds Sterling. Her cash compensation was converted into U.S. dollars using the fiscal year-end rate of 1.27 for fiscal year 2023, 1.26 for 2024 and 1.35 for fiscal year 2025.

2026 PROXY STATEMENT	53

Grants of Plan-Based Awards in Fiscal Year 2025
The following table provides information concerning each grant of an award made to the NEOs in fiscal year 2025:

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards[1]			Estimated Future Payments Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Award type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hufnagel	Annual Bonus		$833,425	$1,666,849	$3,333,699
	FY25-FY27 Performance Units	02/05/2025				91,483	182,966	365,932		$4,060,016
	Restricted Units	02/05/2025							78,414	$1,740,007
Klimek	Annual Bonus		$130,135	$260,270	$520,539
	FY25-FY27 Performance Units	02/05/2025				6,422	12,844	25,688		$285,008
	Restricted Units	02/05/2025							8,563	$190,013
Kuhn	Annual Bonus		$161,977	$323,953	$647,906
	FY25-FY27 Performance Units	02/05/2025				12,168	24,336	48,672		$540,016
	Restricted Units	02/05/2025							16,224	$360,011
Latchana	Annual Bonus		$135,241	$270,482	$540,964
	FY25-FY27 Performance Units	02/05/2025				6,760	13,520	27,040		$300,009
	Restricted Units	02/05/2025							9,014	$200,021
Miller	Annual Bonus		$201,069	$402,138	$804,276
	FY25-FY27 Performance Units	02/05/2025				13,520	27,040	54,080		$600,018
	Restricted Units	02/05/2025							18,027	$400,019
Soriano	Annual Bonus		$171,890	$343,779	$687,559
	FY25-FY27 Performance Units	02/05/2025				7,436	14,872	29,744		$330,010
	Restricted Units	02/05/2025							9,915	$220,014

1.
Estimated payout levels relating to the performance bonus and business priorities bonus. Maximum amount assumes stretch revenue and pretax earnings performance and stretch business priorities performance. For a description of these bonuses and the payouts under them, see pages 41-44.

2.
Estimated payout levels as of the grant date of performance stock units granted under the Stock Incentive Plan of 2024. Restrictions on such performance unit awards typically lapse in the February following the last year of the performance period, if at all, based on the Company’s performance for the period (capped at 200%). The actual value of shares that vest is also dependent on the stock price at the time of vesting. The Company accrues, but does not pay, dividends on the performance shares during the performance period. At the end of the performance period, the Company will pay to the NEO the accrued dividends (if any) on the performance units that vest. For a description of the performance units granted in 2025, see pages 44-45.

3.
The Company awarded service-based restricted stock unit awards in February 2025 under the Stock Incentive Plan of 2024 to all NEOs employed at the time. One third of the shares vest on each of the first three anniversaries of the date of grant of the award. All restricted stock units vest upon an NEO’s death, disability or retirement. The Company accrues, but does not pay, dividends on the restricted stock units during the service period for units granted under the Stock Incentive Plan of 2024, including those reflected in this table. At the end of the service period, the Company will pay to the NEO the accrued dividends (if any) on the restricted stock units that vest.

4.
Represents the award date fair value for performance stock units and service-based stock unit awards made in fiscal year 2025, determined as described in footnote 2 to the “Summary Compensation Table”.

2026 PROXY STATEMENT	54

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table provides information concerning unvested stock awards for each NEO as of January 3, 2026. As of this date, none of the NEOs held any outstanding options.

	Stock Awards
Name	Grant Date	Numbers of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units Of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2] ($)
Hufnagel
	Various	288,000	$5,244,480
	Various			988,152	$17,994,248
Klimek
	Various	50,883	$926,579
	Various			85,689	$1,560,397
Kuhn
	Various	16,224	$295,439
	Various			89,776	$1,634,821
Latchana
	Various	21,302	$387,909
	Various			61,607	$1,121,863
Miller
	Various	37,300	$679,233
	Various			118,791	$2,163,184
Soriano
	Various	55,763	$1,015,444
	Various			99,218	$1,806,760

2026 PROXY STATEMENT	55

1.	The following table sets forth the vesting dates for the unvested service-based restricted stock or stock unit awards of each NEO as of January 3, 2026:

Named Executive Officer	Vesting Date	Number of Shares to Vest
Hufnagel
	02/05/26	26,138
	02/07/26	84,054
	02/08/26	5,751
	02/09/26	2,221
	07/31/26	13,155
	10/30/26	20,350
	02/05/27	26,138
	02/07/27	84,055
	02/05/28	26,138
Klimek
	02/05/26	2,855
	02/07/26	7,828
	02/08/26	4,203
	02/09/26	2,110
	10/30/26	20,350
	02/05/27	2,854
	02/07/27	7,829
	02/05/28	2,854
Kuhn
	02/05/26	5,408
	02/05/27	5,408
	02/05/28	5,408
Latchana
	02/05/26	3,005
	02/07/26	2,637
	02/08/26	1,195
	02/09/26	600
	04/29/26	2,609
	02/05/27	3,004
	02/07/27	2,637
	04/29/27	2,610
	02/05/28	3,005
Miller
	02/05/26	6,009
	05/10/26	13,343
	02/05/27	6,009
	05/10/27	5,930
	02/05/28	6,009

2026 PROXY STATEMENT	56

Named Executive Officer	Vesting Date	Number of Shares to Vest
Soriano
	02/05/26	3,305
	02/07/26	9,065
	02/08/26	4,866
	02/09/26	1,888
	07/31/26	614
	10/30/26	20,350
	02/05/27	3,305
	02/07/27	9,065
	02/05/28	3,305

2.	The dollar values are calculated using a per share stock price of $18.21, the closing price of Wolverine Worldwide common stock on January 2, 2026, the last business day of fiscal year 2025.
3.
Following the end of the applicable performance period, performance units vest depending upon the Company’s achievement of the relevant performance criteria. Shares actually vested for the 2023-2025 cycle are included as unearned shares in the “Equity Incentive Plan Awards” column. Performance at target level was assumed for the 2024-2026 cycle and performance at stretch was assumed for the 2025-2027 cycle.

2026 PROXY STATEMENT	57

Option Exercises and Stock Vested
in Fiscal Year 2025

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting[2] ($)
Hufnagel	32,294	$497,167	185,501	$3,948,902
Klimek	18,676	$102,502	44,023	$964,780
Kuhn	—	$—	1,237	$25,903
Latchana	—	$—	10,912	$208,061
Miller	—	$—	19,275	$328,225
Soriano	—	$—	46,567	$1,019,535

1.
The Company calculates the dollar values by multiplying the number of shares of common stock acquired upon exercise by the difference between the exercise price and the closing price of the Company common stock on the exercise date.

2	The Company calculates the dollar values using the closing price of Wolverine Worldwide common stock on the date of vesting.
2026 PROXY STATEMENT	58

Pension Plans and 2025 Pension Benefits
Wolverine Worldwide maintains the following defined benefit retirement plans: (1) the Wolverine Worldwide Employees’ Pension Plan (“Pension Plan”), which is a funded and tax-qualified defined benefit plan under the Internal Revenue Code that covers eligible employees, and (2) the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (“SERP”), which is an unfunded, non-qualified plan that covers individuals recommended by the CEO and approved by the Compensation and Human Capital Committee. Mr. Hufnagel participates in the Pension Plan and SERP and Ms. Klimek and Mr. Latchana participate in the Pension Plan.
Effective as of December 31, 2025, Wolverine froze benefits under the Pension Plan, meaning that participants (including Messrs. Hufnagel and Latchana and Ms. Klimek) will not accrue any further benefits under the plan, including additional years of service.
Qualified Pension Plans
Participants vest in the Pension Plan after five years of qualifying service. Subject to the limitations imposed by the Internal Revenue Code, the Pension Plan generally pays a monthly benefit in an amount equal to a percentage of the participant’s final average monthly earnings multiplied by his or her number of years of service less a monthly social security allowance. For purposes of this benefits formula, the Pension Plan caps years of service at 30 (25 for SERP participants), and the percentages of final average monthly earnings are 1.6% (2.0% for SERP participants). “Earnings” under the Pension Plan generally includes all W-2 compensation and pre-tax benefit plan deferrals other than taxable fringe benefits and deferred compensation, and for 2025 was capped at $350,000, the IRS limit applicable to tax qualified plans.
Upon retirement, a participant may elect to receive the benefit in the form of a life annuity, 5 or 10-year certain and life annuities, or joint and 50%, joint and 75%, or joint and 100% survivor annuities. The payments are actuarially adjusted based on the participant’s election. Any election, other than an election to receive life annuity benefits, reduces the monthly benefit payable. The “normal” age at which benefits may be drawn under the Pension Plan is 65.
Supplemental Executive Retirement Plan
Mr. Hufnagel participates in the SERP, which provides retirement benefits above amounts available under the Company’s tax qualified Pension Plan. The SERP benefit generally equals the difference between the participant’s retirement benefit under the Pension Plan and the benefits the participant would have received if there were no IRS imposed cap on earnings when calculating the Pension Plan benefit. The SERP caps years of service at 25 in calculating a participant’s benefit. The SERP also allows a retired participant who has five years of service to draw earlier (beginning at age 55) and on different terms than under the Pension Plan. A participant’s earnings percentage multiplier is the same under the SERP as it is under the Pension Plan. The Compensation and Human Capital Committee may grant additional deemed years of service under the SERP to a participant, subject to the cap of 25 years. The full benefit of any additional years of deemed service is paid under the SERP.
If a retired participant draws the SERP benefit prior to age 65, the reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65.
SERP benefits are paid monthly, and the SERP has a lump sum payment option which may apply to certain terminations of employment after a change in control or, if elected, upon death. The SERP also includes a disability benefit and a death benefit payable to the participant’s designated beneficiary if the participant dies before retiring. The SERP provides for lump sum payments equal to 125% of the net present value of accrued benefits without regard to any reduction for early payment to participants who resign for good reason or are terminated by Wolverine other than for cause or due to death or disability within two years after a change in control.
The SERP also contains non-competition, confidentiality and employee non-solicitation provisions in favor of Wolverine Worldwide. Under the SERP non-competition provisions, a participant is not entitled to any benefit payment if the participant enters into certain relationships with a competing business prior to the date on which such benefit payment is due. If the participant’s employment is terminated for serious misconduct, or if Wolverine Worldwide cannot collect under an insurance policy purchased to fund SERP benefits for certain reasons, the Company may terminate a participant’s benefits under the SERP. Wolverine Worldwide may terminate the SERP or stop further accrual of SERP benefits for a participating NEO at any time, but termination will not affect previously accrued benefits.
2026 PROXY STATEMENT	59

Pension Benefits in Fiscal Year 2025
The following table provides for each NEO certain information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement:

	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
Hufnagel	SERP	17	$2,213,085	—
	Pension	17	$748,950	—
Klimek[2]	SERP	—	—	—
	Pension	21	$509,041	—
Kuhn[2]	SERP	—	—	—
	Pension	—	—	—
Latchana[2]	SERP	—	—	—
	Pension	18	$330,934	—
Miller[2]	SERP	—	—	—
	Pension	—	—	—
Soriano[2]	SERP	—	—	—
	Pension	—	—	—

1.
These values are as of January 3, 2026, and are calculated assuming the participants will commence their benefits at age 65, and that those benefits will be paid in the form according to each participant’s 409A election and use the PRI-2012 mortality tables for males and females (white collar for SERP and no collar for Pension Plan), projected forward from base year 2012 with generational projection using an unmodified MP-2021 projection scale, with contingent annuitant mortality tables applied after the death of the participant and using the following discount rates: 5.75% Pension Plan; 5.63% SERP.

2.
Ms. Soriano, Ms. Miller and Ms. Kuhn do not participate in the SERP or Pension Plan and Ms. Klimek and Mr. Latchana do not participate in the SERP. Pension Plan benefits were frozen for all plan participants as of December 31, 2025, including Messrs. Hufnagel and Latchana and Ms. Klimek.

2026 PROXY STATEMENT	60

Non-Qualified Deferred Compensation
Wolverine Worldwide maintains a Deferred Compensation Plan. This unfunded and non-qualified plan allows executives and other eligible senior employees of the Company to elect to defer all or a portion of their base salary, cash bonus, or other performance-based cash compensation. Wolverine Worldwide may, but need not, credit a participant’s account under the plan with additional discretionary Company contributions, which may be subject to a vesting schedule and which would vest in full on a change in control. Amounts deferred pursuant to the Deferred Compensation Plan may be invested, at the direction of the participant, in an investment fund, index, or other investment vehicle, as designated by the Compensation and Human Capital Committee to be available under the plan, and earnings, if any, are credited to the participant’s account.
Accounts are paid out upon the earliest to occur of (i) a qualifying separation from service, (ii) a change in control (as such term is defined in the Deferred Compensation Plan), and (iii) a termination of the Deferred Compensation Plan. Payment must generally be made, or installment payments must begin, (as elected by the participant at the time of deferral), within 6 months of the event triggering payment.
In 2025, none of the NEOs elected to defer amounts under the Deferred Compensation Plan and Ms. Miller was the only NEO that received a Company contribution. Mr. Hufnagel is the only NEO who has previously elected to defer amounts under the Deferred Compensation Plan.

Name	Executive Contributions in 2025 ($)	Registrant Contributions in 2025 ($)[2]	Aggregate Earnings in 2025 ($)[1]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Hufnagel	—	—	$40,181	—	$468,200
Miller	—	$5,750	$449	—	$3,473

1.	Reflects market-based earnings on amounts credited to Mr. Hufnagel and Ms. Miller under the Deferred Compensation Plan.
2.
Company contributions for 2025 were deposited to Ms. Miller’s Deferred Compensation Plan in February 2026 and were included in the “All Other Compensation” column in the “Summary Compensation Table” on page 52.

2026 PROXY STATEMENT	61

Potential Payments Upon
Termination or Change in Control
Wolverine Worldwide has entered into an Executive Severance Agreement with each NEO that provides certain rights, including the right to receive payments in the event of a termination of employment following a change in control. The Company also has entered into an agreement with each of Mr. Hufnagel and Ms. Soriano regarding termination benefits in the event of termination of employment under the circumstances described below.
Benefits Triggered by Termination for Cause or Voluntary Termination
An NEO is not entitled to receive any additional forms of severance payments or benefits upon termination of employment for Cause or upon the NEO’s voluntary decision, other than for Good Reason, to terminate his or her employment, as discussed in further detail below.
Benefits Triggered by Termination Other Than for Cause or for Good Reason Not in Connection with a Change in Control
Mr. Hufnagel entered into an Employment Agreement upon his appointment as President and CEO of the Company in August 2023. The Employment Agreement states that upon termination of his employment by Wolverine Worldwide without Cause, or termination by Mr. Hufnagel with Good Reason, as such terms are defined in his Employment Agreement, Wolverine Worldwide will pay Mr. Hufnagel the following payments in exchange for a general release of claims in favor of Wolverine Worldwide: (1) continued base salary for 24 months; (2) payment of Company COBRA premiums for up to 24 months, or, if earlier, until eligible for coverage through another employer; (3) a pro rata target bonus opportunity for the year of termination; (4) pro rata vesting of outstanding performance-based equity awards as though Mr. Hufnagel had retired as of the date of termination, and pro-rata vesting of outstanding time-based equity awards that would have vested over the 12-month period following the date of termination; and (5) 12 months of outplacement assistance.
“Cause” generally is defined in Mr. Hufnagel’s Employment Agreement to mean: (1) any intentional act of fraud, embezzlement, theft, dishonesty, misrepresentation or breach of fiduciary duty with respect to the Company or its subsidiaries; (2) gross negligence or willful misconduct in the performance of duties; (3) material failure or refusal to follow any reasonable directive of the Board or the officer to whom Mr. Hufnagel reports, and if such failure and refusal is curable, if not cured within ten (10) days after written notice; (4) material breach of any noncompetition, nonsolicitation, confidentiality or other covenant with the Company, material breach of any material written policy of the Company which if curable, is not cured within ten (10) days after the Company’s written notice of such breach, or material breach of Mr. Hufnagel’s Employment Agreement, which if curable, is not cured within ten (10) days after the Company’s written notice of such breach; or (5) conviction of or indictment for or entering of a guilty plea or plea of no contest or nolo contendere with respect to any felony or any crime involving an act of moral turpitude.
“Good Reason” generally is defined in Mr. Hufnagel’s Employment Agreement to mean: (1) a material diminution in duties or a reduction of title, (2) a material breach by the Company of the Employment Agreement, (3) relocation of Mr. Hufnagel’s principal place of employment to a location that is more than fifty (50) miles from the Company’s corporate headquarters without Mr. Hufnagel’s consent, (4) termination of the Employment Agreement by the Company serving a notice of nonextension or (5) a reduction in Mr. Hufnagel’s base salary, unless such reduction is part of an across the board reduction for senior executives of the Company.
On June 8, 2018, Ms. Soriano entered into a Service Agreement with Wolverine Europe Limited, which is typical for senior executives based in the United Kingdom. Ms. Soriano’s agreement states that upon certain terminations of her employment by Wolverine Europe Limited, Wolverine Europe Limited will provide Ms. Soriano with written notice nine (9) months prior to such termination or, alternatively, will pay Ms. Soriano her base salary for such period (or any portion thereof) in lieu of such notice. In addition, upon voluntary termination of Ms. Soriano’s employment by Ms. Soriano for any reason, she is required to give written notice six (6) months prior to such termination and Wolverine Europe Limited may pay Ms. Soriano her base salary for such period (or any portion thereof) in lieu of such notice. If Wolverine Europe Limited chooses to pay Ms. Soriano her base salary in lieu of notice, in either case, such amounts will be in full and final settlement of all claims Ms. Soriano may have against Wolverine and its affiliates and, further, such amounts will be reduced by any income earned from subsequent employment.
2026 PROXY STATEMENT	62

In connection with her termination, she entered into the Settlement Agreement which provided for 12 months notice in lieu of nine (9) months (the “Notice Period”). Ms. Soriano’s employment was terminated on March 3, 2026. In connection with her termination, pursuant to the Settlement Agreement, she became entitled to receive a cash payment equal to one year of her base salary, a repatriation payment from the Company to Ms. Soriano in the amount of £300,000, and continued vesting of the portion of the unvested equity awards granted to Ms. Soriano for eight months after her termination date in exchange for a release of claims in favor of the Company and her agreement to comply with covenants restricting her ability to compete with the Company and to solicit and hire the Company’s employees for seven months and one year, respectively.
Benefits Triggered Upon a Change in Control
Benefits Upon Termination Following a Change in Control. Under the Executive Severance Agreements entered into with the NEOs, payments and benefits are triggered when employment is terminated without “Cause” or when an executive terminates employment for “Good Reason” within two years following a change in control of Wolverine Worldwide.
Upon such a qualifying termination, Wolverine Worldwide will pay the lump sum severance payment under the Executive Severance Agreement composed of the following: (1) unpaid base salary and bonus payments that had been earned; (2) in lieu of a bonus payment under the annual bonus plan, an amount equal to the quotient of the number of days the NEO was employed by Wolverine Worldwide, or any successor company in the year of termination, divided by the number of days in the year; multiplied by 100% of the greater of either (a) the bonus awarded to the NEO under the annual bonus plan for the preceding year and (b) the average paid to the NEO over the preceding two year period under the annual bonus plan; (3) in lieu of payments under the various three year performance periods that remain open on the date of termination, if any, an amount equal to the bonus the NEO would have received based on actual and assumed performance measures, multiplied by the quotient of the number of days the NEO participated in the performance period prior to the termination, divided by the total number of days in the performance period (in determining the earnings per share or other performance measures that can be determined annually for any year subsequent to the year of termination, performance will equal the level required to attain the maximum goal under the three year plan for that year); (4) two times the sum of (a) the NEO’s highest annual base salary during the 12-month period prior to termination and (b) the greater of (i) the average amount earned by the NEO during the previous two years under the annual bonus plan and (ii) the amount earned during the previous year under the annual bonus plan; (5) 100% of the positive spread for any stock options held by the NEO on the date of termination, whether or not vested; and (6) in the case of Mr. Hufnagel, the present value of an additional three years of deemed service under the Pension Plan and SERP and for Mr. Latchana and Ms. Klimek, the present value of an additional three years of deemed service under the Pension Plan. Upon a termination of employment following a change of control, Wolverine Worldwide or any successor company will maintain for a period of six months to one year the NEO’s benefits under the then current benefit plans, programs or arrangements that the NEO was entitled to participate in immediately prior to the termination date. In addition, Wolverine Worldwide or any successor company will provide outplacement services through the last day of the second calendar year following the calendar year of termination.
“Change in Control” under the Executive Severance Agreements generally means certain changes in composition of the Board of Directors, certain acquisitions of 20% or more of Wolverine Worldwide’s common stock or combined outstanding voting power of Wolverine World Wide, Inc., and other specified reorganizations, mergers, consolidations, liquidations, dissolutions or distributions of substantial assets (unless such transactions result in the creation of an entity in which at least 50% of the common stock and combined voting power is owned by the owners of record prior to the transaction, no single shareholder owns more than 20% of the combined voting power and a majority of the board remains unchanged). In all cases, an event will not qualify as a change in control unless it qualifies as “a change in the ownership or effective control” of the Company or “a change in the ownership of a substantial portion of the assets of the Company,” each as determined under the stringent requirements of Section 409A of the Tax Code. Under this standard, for example, transactions must be consummated, not just approved by shareholders.
“Cause” is defined under the Executive Severance Agreements to generally mean the willful and continued failure to substantially perform duties or willfully engaging in gross misconduct that is injurious to the Company.
“Good Reason” is defined under the Executive Severance Agreements to generally mean: (1) any materially adverse change in position, duties, responsibilities or title, or any removal, involuntary termination or failure to re-elect an officer; (2) a reduction in annual base salary; (3) any relocation or requirement to substantially increase business travel; (4) the failure to continue providing any executive incentive plans or bonus plans; (5) the failure to continue any employee benefit plan or compensation plan unless a comparable plan is available; (6) the failure to pay any salary, bonus, deferred compensation or other
2026 PROXY STATEMENT	63

compensation; (7) the failure to obtain an assumption agreement from any successor; (8) any purported termination of the employment which is not effected in a manner prescribed by the Executive Severance Agreement; or (9) any other material breach by Wolverine Worldwide or any successor company of its obligations under the Executive Severance Agreement.
Benefits Upon a Change in Control Only. The Company has double-trigger equity vesting upon a change in control, meaning that vesting only accelerates upon a qualifying termination of employment after a change in control. To the extent that the Company has made discretionary contributions under the Deferred Compensation Plan that are subject to a vesting schedule, any unvested portion of these contributions will vest on a change in control. Change in control for this purpose generally means certain changes in the composition of the Board of Directors, certain acquisitions of 20% of Wolverine Worldwide’s common stock (50% in the case of the Deferred Compensation Plan) and other specified reorganizations, mergers, consolidations, liquidations, dissolutions or dispositions of substantial assets.
Excise Tax Gross Up. The Compensation and Human Capital Committee previously determined that Wolverine Worldwide would not provide excise tax gross up payments in employment agreements entered into after 2008. The Company does not have any employment agreements that provide for tax gross up payments.
Benefits Triggered by Retirement, Death or Permanent Disability
Pension Plan. In the event of death before retirement, the Pension Plan provides the surviving spouse of a vested participant a death benefit equal to the qualified pre-retirement survivor annuity as defined in the Internal Revenue Code (generally 50% of the participant’s accrued normal retirement benefit). This benefit is paid annually to the surviving spouse beginning when the participant would have turned 60 and continues for the life of the surviving spouse.
SERP. If a SERP participant dies before beginning to receive benefits under the SERP, the Company must, based on the participant’s election, pay the beneficiary either a monthly annuity or a lump sum death benefit equal to the present value of the benefit computed as if the participant had retired on the date of death, had begun receiving benefits at age 55, and had continued to receive benefits for the remainder of the participant’s life expectancy. If the participant dies after beginning to receive benefit payments, benefits cease unless the participant was receiving benefits in the form of one of the joint and survivor annuity optional elections under the plan or had elected benefits in a form that provides for a continuation of benefits.
If a participant becomes disabled (as defined in the SERP), the SERP provides a disability benefit equal to 60% of the normal retirement accrued benefit based upon years of service up to the date that the participant became disabled through the date the participant reaches age 65 (at which point, the participant would begin drawing full SERP benefits) or is no longer disabled.
Annual Bonus Plan. Upon termination of employment at least six months after the beginning of a fiscal year due to death, disability, or early or normal retirement, an NEO is entitled to receive a pro rata portion of any annual bonus award earned under the annual bonus plan based on the NEO’s service during such fiscal year and actual performance under the annual bonus plan. The annual bonus is payable at the same time and in the same manner as awards are paid to other NEOs for the fiscal year.
Stock Incentive Plans. Upon death, disability or voluntary termination of employment after attaining age 59 with ten years of service with the Company, subject to certain conditions, the restrictions on time-vested units vest. Upon death, disability or voluntary termination of employment after attaining age 59 with ten years of service with the Company, subject to certain conditions, the restrictions on performance units will vest on a prorated basis based on Company performance for each open three-year cycle.
Deferred Compensation Plan. Upon death, disability, or other qualifying separation from service, including retirement, all in accordance with Section 409A of the Internal Revenue Code, all amounts deferred by the NEOs under the Deferred Compensation Plan, including any vested amounts credited to the NEOs pursuant to a discretionary Company contribution, shall generally be paid, or commence payment, within 60 days of the termination in accordance with the schedule elected by the NEO at the time of deferral.
2026 PROXY STATEMENT	64

Description of Restrictive Covenants That Apply During and After Termination Of Employment
The SERP contains non-competition, confidentiality, and employee non-solicitation provisions in favor of Wolverine Worldwide. Under the non-competition provisions of the SERP, the participant will not be entitled to any benefit payment if, prior to the date on which such benefit payment is due, the participant enters into certain relationships with a competing business.
Estimated Payments on Termination or Change in Control
The following table summarizes the potential payments and benefits payable to each NEO upon a change in control or termination of employment following each of the triggering events set forth in the table. As required, the amounts in the table assume that the termination of employment or change in control of Wolverine Worldwide took place on the Company’s last day of fiscal year 2025, which was January 3, 2026. The amounts set out below are in addition to benefits that are generally available to the Company’s employees such as distributions under the Company’s 401(k) savings plan, disability or life insurance benefits and accrued vacation. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, Wolverine Worldwide’s stock price and the NEO’s age and years of service.
The value of the accelerated vesting of unvested equity-based compensation awards was computed using the closing market price $18.21 of Wolverine Worldwide’s common stock on January 2, 2026, the last business day in fiscal year 2025. The value for unvested restricted stock is computed by multiplying $18.21 by the number of shares of the NEO’s restricted stock that would vest as a result of an event.
Each of the hypothetical events described in the following table (the highlighted headings in the left-hand column) is calculated and reported as a discrete event. For example, the amounts disclosed under the “Change in Control Only” heading are not cumulative with the amounts disclosed under the “Change in Control/Termination” heading.

Termination Event and Payment / Benefits	Hufnagel	Klimek	Kuhn	Latchana	Miller	Soriano

Termination by Company Other Than for Cause or by Executive for Good Reason or In Lieu of Notice	$17,793,485	—	—	—	—	$451,931[11]

Change in Control / Termination
Executive Severance Agreement[1]	$7,727,709	$1,789,448	$1,186,000	$1,871,696	$2,663,282	$2,498,366
Benefits under Executive Severance Agreement[2]	$47,609	$39,327	$28,783	$43,566	$43,992	$36,900
Stock Incentive Plans[3]	$5,244,479	$926,578	$295,439	$387,922	$679,245	$1,015,449
Lump sum payment under the SERP[4]	$5,773,124	—	—	—	—	—

Death
SERP[5]	$4,379,585	—	—	—	—	—
Pension Plan[6]	$416,337	$232,864	—	$181,516	—	—
Stock Incentive Plans[3]	$5,244,479	$926,578	$295,439	$387,922	$679,245	$1,015,449
Earned Incentive Compensation[7]	$12,102,794	$1,429,804	$1,796,908	$1,123,083	$2,266,080	$1,806,588

Disability
SERP[8]	$3,870,744	—	—	—	—	—
Stock Incentive Plans[3]	$5,244,479	$926,578	$295,439	$387,922	$679,245	$1,015,449
Earned Incentive Compensation[7]	$12,102,794	$1,429,804	$1,796,908	$1,123,083	$2,266,080	$1,806,588

Retirement
SERP[9]	$3,364,590	—	—	—	—	—
Pension Plan[9]	$858,894	$512,110	—	$376,719	—	—
Stock Incentive Plans[3]	$5,244,479	$926,578	$295,439	$387,922	$379,245	$1,015,449
Earned Incentive Compensation[7]	$12,102,794	$1,429,804	$1,796,908	$1,123,083	$2,266,080	$1,806,588

Change in Control Only
Stock Incentive Plans[10]	—	—	—	—	—	—

2026 PROXY STATEMENT	65

1.
Payments would be triggered after termination of employment under certain circumstances within two years following a change in control. Includes amounts payable in cash under the terms of the Executive Severance Agreement. The timing of the payment would be delayed to the extent earlier payment would trigger Section 409A of the tax code. The value of service-based restricted units that vest upon a change in control under the terms of the Company’s stock incentive plans are included in the Stock Incentive Plans row.

2.
These estimates assume that Wolverine Worldwide, or any successor company, maintains the benefit plans for a period of one year after termination and the outplacement services for a period of two years.

3.	Reflects the value of unvested shares of restricted stock units that would vest because of the event.
4.
Reflects the entire lump sum benefit payable to applicable NEOs, including any accumulated benefit. The timing of the payment would be delayed to the extent earlier payment would trigger Section 409A of the Tax Code.

5.	Reflects the entire lump sum death benefit payable to a participating NEO’s beneficiary, including any accumulated benefit.
6.
Amounts reflect the net present value of the annuity paid to the surviving spouse calculated using the same discount rate and mortality assumptions used in the Pension Benefits table under the heading “Pension Benefits in Fiscal Year 2025” under the heading “Pension Plans and 2025 Pension Benefits.”

7.
Under the Annual Bonus Plan and the terms of performance unit awards, each NEO may be eligible to receive a pro rata portion of any award if employment is terminated as a result of any of the specified events in the table. The amount reported represents (a) actual payout under the Annual Bonus Plan for fiscal year 2025, (b) actual payout under the 2023-2025 performance cycle and (c) target performance for the 2024-2026 and 2025-2027 performance cycles. Performance units would vest on a prorated basis based on actual Company performance.

8.
Reflects the net present value of the annuity using the same discount rate and mortality assumptions used in the Pension Benefits table and assuming the NEO drew the disability benefit until age 65 followed by the normal retirement benefit.

9.
Reflects the net present value of benefits according to actual elections in place and assuming SERP benefits begin at age 55 (or immediately if older than 55) and pension benefits as of age 60 with 10 years of service.

10.	Unvested restricted stock units (including performance share awards) do not vest based on a change in control only.
11.
Represents 9 months of base salary and is the maximum amount payable if the Company chooses to terminate her employment without notice. If Ms. Soriano voluntarily terminates, the maximum payout in lieu of notice is six months of base salary ($314,788).

2026 PROXY STATEMENT	66

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Christopher Hufnagel, the Company’s Chief Executive Officer.
For 2025, our last completed fiscal year, the annual total compensation of the employee of the Company identified at median was $57,074 and the annual total compensation of the CEO, as reported in the Summary Compensation Table above was $10,854,729.
Based on this information, the 2025 ratio of the annual total compensation of Mr. Hufnagel to the median of the annual total compensation of all employees was estimated to be 190 to 1.
The methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our “median employee” are described below.
•
We determined that, as of December 30, 2023, our employee population consisted of approximately 4,098 (2,251 in the U.S. and 1,847 outside the U.S.) individuals globally. After excluding employees from Austria (2), Belgium (1), Cayman Islands (1), Chile (13), Dominican Republic (4), Hong Kong (29), India (8 employees), Ireland (58), and Thailand (1) pursuant to the “de minimis” exception provided for in the rules, we used a base of 3,981 employees for purposes of determining the “median employee.” We selected December 30, 2023, as the date upon which we would identify the median employee in order to align with year-end. We believe there have been no changes in our employee population or our compensation arrangements in 2025 that would result in a material change in our pay ratio disclosure or our median employee, and therefore used the same median employee as in last year’s pay ratio disclosure.

•
To identify the median employee from our employee population, we used annual base salary, plus bonus and other cash incentives paid for the 12-month period ending December 30, 2023 as our consistently applied compensation measure - the same approach used in prior years.

○	In making this determination, we annualized the compensation of all newly hired regular employees during this period.
○	Additionally, for our full-time population, we used annualized salary; for our part-time population, we used the hourly rate of pay multiplied by the regularly scheduled hours expected to work.
•	Once we identified our median employee, we combined the elements of such employee’s compensation for fiscal 2025 in accordance with the SEC’s rules, resulting in annual total compensation of $57,074.
2026 PROXY STATEMENT	67

Pay vs. Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the following information is provided about the relationship between Compensation shown on the Summary Compensation Table (SCT), Compensation Actually Paid (CAP), Total Shareholder Return (TSR), Net Income, and Non-GAAP Pre-Tax Income as the Company Selected Measure.
As shown in the table below, the CEO and other NEOs’ Compensation Actually Paid amounts are aligned with the Company’s TSR. Compensation Actually Paid has meaningfully decreased when the stock price has decreased (e.g., 2025), and Compensation Actually Paid has meaningfully increased when the stock price has increased (e.g., 2024). Alignment is primarily due to the Company’s use of equity incentives, which are tied directly to stock price in addition to the Company’s financial performance.

									Value of Initial Fixed $100 Investment Based On:
Year	Summary Comp. Table Total for Krueger CEO(a)	Summary Comp. Table Total for Mr. Hoffman CEO(a)	Summary Comp. Table Total for Mr. Hufnagel CEO(a)	Comp. Actually Paid to Krueger CEO(a), (b)	Comp. Actually Paid to Hoffman CEO(a), (b)	Comp. Actually Paid to Hufnagel CEO(a), (b)	Average Summary Comp. Table Total for Non-CEO NEOs(a)	Average Comp. Actually Paid to Non-CEO NEOs(a), (b)	Wolverine World Wide TSR	Peer Group(c) TSR	Net Income (in Millions)(d)	Non-GAAP Pre-Tax Income (in Millions)(e)
2025	N/A	N/A	$10,854,729	N/A	N/A	$6,240,366	$2,169,435	$1,650,878	$65.91	$101.72	$101.0	$141.0
2024	N/A	N/A	$9,372,067	N/A	N/A	$28,578,673	$1,877,688	$4,434,728	$74.93	$130.36	$48.8	$92.5
2023	N/A	$7,578,715	$3,174,477	N/A	$3,230,490	$2,691,339	$2,310,884	$1,841,974	$28.98	$134.84	$(38.1)	$4.8
2022	N/A	$6,519,654	N/A	N/A	$207,454	N/A	$1,818,674	$868,826	$34.33	$108.06	$(189.1)	$133.1
2021	$14,405,857	N/A	N/A	$3,570,244	N/A	N/A	$3,924,986	$2,336,212	$88.24	$151.33	$67.0	$191.5

(a)	NEOs included in these columns reflect the following:

Year	CEO (or Principal Executive Officer)	Non-CEO NEOs
2025	Christopher Hufnagel	Amy Klimek, Susan Kuhn, David Latchana, Taryn Miller, Isabel Soriano
2024	Christopher Hufnagel	Amy Klimek, David Latchana, Taryn Miller, Isabel Soriano, Michael Stornant
2023	Brendan Hoffman (through 8/5/2023) & Christopher Hufnagel (through end of year)	Isabel Soriano, Michael Stornant, James Zwiers, Amy Klimek
2022	Brendan Hoffman	Isabel Soriano, Michael Stornant, James Zwiers, Christopher Hufnagel
2021	Blake Krueger	Brendan Hoffman, Isabel Soriano, Michael Stornant, James Zwiers

(b)
The following table details the adjustment to the Summary Compensation Table Total Pay for our CEO, as well as the average for our other NEOs, to determine “compensation actually paid,” as computed in accordance with Item 402(v), with dividends accounted for in the change in fair value of the awards. Amounts do not reflect actual compensation earned by or paid to our NEOs during 2025.

	CEO	NEO Average
	Hufnagel (2025)	2025
Summary Compensation Table Total	$10,854,729	$2,169,435
Less: Reported Fair Value of Equity Awards(1)	$5,800,023	$685,028
Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year(2)	$5,165,182	$603,207
Add: Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year(2)	$828,094	$(93,063)
Add: Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years(2)	$(4,260,721)	$(352,941)
Less: Fair Value at the End of Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year(2)	$—	$—
Add: Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation	$174,676	$18,277
Less: Change in Pension Value Reported in the Summary Compensation Table	$1,131,678	$19,145
Add: Pension Service Cost for Services Rendered During the Year	$410,107	$10,136
Compensation Actually Paid	$6,240,366	$1,650,878

(1)	The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(2)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our NEOs were measured as of the end of the fiscal year, and as of each vesting date, during the year displayed in the table above. For performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. Dividends are accounted for in the change in fair value calculations. We did not grant any equity awards that vested in the year of grant.

2026 PROXY STATEMENT	68

(c)	Peer Group reflects the same S&P 1500 Consumer Durables & Apparel Index used for the performance graph included in the 10-K as required under S-K Item 201(e)(1)(ii).
(d)	Refer to Note 1 in the 2025 Annual Report for additional information regarding the change in accounting principle applied retrospectively to fiscal years 2024 and 2023.
(e)	For a reconciliation of GAAP Pre-tax Income to non-GAAP Pre-tax Income, as used in the third table below, see the Non-GAAP reconciliation table in Appendix A.
Tabular List of Company Performance Measures
The four measures listed below, in no particular order, represent the most important metrics to link Compensation Actually Paid for FY 2025 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “Annual Bonus” and “Long-Term Incentive Compensation.”

Most Important Performance Measures
Non-GAAP Pre-Tax Income
Revenue
Non-GAAP Operating Profit
Relative TSR

Compensation Actually Paid versus Total Shareholder Return
As shown in the chart below, the CEO and other NEOs’ Compensation Actually Paid amounts are aligned with the Company’s TSR. Alignment is primarily due to the Company’s use of equity incentives, which are tied directly to stock price in addition to the Company’s financial performance. The TSR calculation assumes a $100 investment made on 1/2/2021.

2026 PROXY STATEMENT	69

Compensation Actually Paid versus Net Income
The chart below compares the CEO and other NEOs’ Compensation Actually Paid to our Company’s GAAP Net Income.

Compensation Actually Paid versus Non-GAAP Pre-Tax Income
The chart below compares the CEO and other NEOs’ Compensation Actually Paid to our Company Selected Measure, Non-GAAP Pre-Tax Income.

2026 PROXY STATEMENT	70

Proposal 2 – Advisory Resolution to
Approve Executive Compensation
The Company is asking its shareholders to indicate their support for Wolverine Worldwide’s NEO compensation, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their view on compensation for the Company’s NEOs. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation and Human Capital Committee or the Board. Even though non-binding, the Board and Compensation and Human Capital Committee value the opinions of Wolverine Worldwide’s shareholders and will review and consider the voting results when making future decisions regarding the Company’s executive compensation program.
At the 2023 annual meeting of shareholders, the Company held an advisory vote on the frequency of future say-on-pay votes. Our shareholders approved, on an advisory basis, an annual say-on-pay vote, and after consideration of the shareholders’ vote, the Board determined to proceed with an annual say-on-pay vote. After the 2026 Annual Meeting of Shareholders, our next advisory vote to approve executive compensation will occur at our 2027 annual meeting of shareholders. Further, in accordance with Rule 14a-21(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders will be asked to vote again on how frequently the Company should hold future say-on-pay votes at the Company’s 2029 annual meeting of shareholders.
The Company encourages shareholders to read the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement beginning on page 37. As described in the CD&A section, the Compensation and Human Capital Committee has structured the executive compensation program to achieve the following key objectives:
•	Align the interests of NEOs with those of the shareholders through incentives based on achieving performance objectives that enable increased shareholder value
•	Provide incentives for achieving specific pre-established near-term strategic, business unit and corporate goals and reward the attainment of those goals
•	Provide incentives for achieving specific pre-established longer-term corporate financial goals and reward the attainment of those goals
•	Attract and retain talented NEOs who will lead Wolverine Worldwide and drive superior business and financial performance
The executive compensation program is designed to achieve these objectives, in part, by:
•	Weighting at-risk and variable compensation (annual bonuses and long-term incentives) much more heavily than fixed compensation (base salaries)
•	Rewarding annual performance while maintaining emphasis on longer-term objectives
•	Blending cash, non-cash, long- and short-term compensation components and current and future compensation components
The Company encourages shareholders to read the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 52-70, which provide detailed information on the compensation of the Company’s NEOs.
The Compensation and Human Capital Committee and the Board of Directors believe the Company’s compensation program and its policies and procedures articulated in the CD&A section are effective in aligning the interests of the Company’s NEOs with the interests of shareholders, promoting the achievement of the Company’s near- and long-term objectives and increasing shareholder value.
2026 PROXY STATEMENT	71

In accordance with the rules under Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company asks shareholders to approve the following advisory resolution at the 2026 Annual Meeting of Shareholders:
RESOLVED, that the shareholders of Wolverine World Wide, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis section, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2026 Annual Meeting of Shareholders.
BOARD RECOMMENDATION
The Board recommends that you vote “FOR” approval of the advisory resolution to approve executive compensation.
2026 PROXY STATEMENT	72

Proposal 3 – Ratification of Appointment of
Independent Registered Public Accounting Firm
Ernst & Young LLP (“Ernst & Young”) was the Company’s independent registered public accounting firm for the fiscal year ended January 3, 2026. The Audit Committee has reappointed Ernst & Young as the Company’s independent registered public accounting firm for the current fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of Ernst & Young to the Company’s shareholders for ratification. If this appointment is not ratified by the holders of a majority of votes cast affirmatively or negatively on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s shareholders.
The Audit Committee reviewed Ernst & Young’s performance prior to appointing it as the Company’s independent registered public accounting firm, and considered:
•
The historical and recent performance of Ernst & Young on the Company’s audit, including the quality of the engagement team and Ernst & Young’s experience, client service, responsiveness and technical expertise

•	The Public Company Accounting Oversight Board (“PCAOB”) report of selected Ernst & Young audits
•	The appropriateness of fees charged
•	Ernst & Young’s familiarity with the Company’s accounting policies and practices and internal control over financial reporting
•	Ernst & Young’s financial strength and performance
Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.
BOARD RECOMMENDATION
The Board recommends that you vote “FOR” ratification of the Audit Committee’s selection of the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2026.
2026 PROXY STATEMENT	73

Proposal 4 – Shareholder Proposal
Green Century Capital Management, Inc., on behalf of the Green Century Equity Fund, 114 State St., Suite 200, Boston, MA 02109, has submitted the following proposal. Green Century Equity Fund is the beneficial owner of at least $25,000 worth of shares of the Company’s common stock. The proponent is solely responsible for the contents of this proposal and its supporting statement.
If properly presented at the Annual Meeting by or on behalf of the proponent, the Board of Directors recommends a vote AGAINST this proposal.
Resolution Regarding New Climate Change Policies or Practices
Whereas: Climate change poses macroeconomic risks that can depress returns for long-term diversified investors. Studies expect warming of 2"C to cost over $38 trillion annually by 2049.[1]
In its 10-K, Wolverine Worldwide, Inc. (Wolverine) acknowledges that climate change “could have a long-term adverse impact on the Company’s business and results of operation by increasing... ‘Unseasonable or extreme weather conditions”’ and “the cost of certain raw materials.”[2] Climate change will also produce more intense and frequent extreme weather in Wolverine’s critical manufacturing countries.[3]
While Wolverine has adopted initiatives to reduce energy consumption and waste, the Company has yet to set climate-related targets.[4] Wolverine has disclosed its 2023 Scope 1 and 2 greenhouse gas (GHG) emissions inventory and made progress collecting 2024 data. It will report 2025 Scope 1 and 2 emissions in 2026 in compliance with California legislation.[5] Wolverine notes that “as data quality improves and risks become clearer, [the Company] will use these insights to guide decision-making and develop appropriate emission reduction targets,” including “whether and how to set future goals for reducing emissions.”[6]
Given the continuing enterprise and macroeconomic risks of climate change, Wolverine should not defer action but instead establish goals concurrent with improved data gathering.
Wolverine lags peers in mitigation efforts. Competitors Crocs, Deckers Outdoor Corp., VF Corp., Puma, lululemon and Adidas have set Science-Based Targets initiative (SBTi) verified emissions reduction targets and supporting goals for products, materials, employee travel, suppliers, and renewable energy.[7] Many of these peers refine their emissions inventories while pursuing climate goals.
Wolverine recognizes that “operating results could be adversely affected if it is unable to maintain its brands’ positive image,” especially while operating in competitive industries and markets.[8] Wolverine aims to appeal to outdoor consumers and “[share] the simple power of being outside.”[9] The Company’s failure to keep pace with competitors and signal forward-looking ambitions to address climate change misaligns this brand image with its customer base.
To appropriately respond to climate-related risks and opportunities, protect shareholders from macroeconomic risks, and remain competitive in its market, the proponent believes Wolverine should take additional action.
RESOLVED: Shareholders request that Wolverine report, at reasonable cost and omitting proprietary information, any new policies or practices that that [sic] will increase its ambitions and goals to reduce its impact on climate change, above and beyond existing efforts.
[1]	https://www.nature.com/articles/s41586-024-07219-0
[2]	https://www.wolverineworldwide.com/wp-content/uploads/2025/03/2024-WWW-Annual-Report.pdf, 15
[3]	https://www.wolverineworldwide.com/wp-content/uploads/2025/10/2024WWW-Global-Impact-Report_2.pdf, 35;
https://wmo.int/news/media-centre/climate-change-and-extreme-weather-impacts-hit-asia-hard
[4]	https://www.wolverineworldwide.com/wp-content/uploads/2025/10/2024WWW-Global-Impact-Report_2.pdf, 72
[5]	https://leginfo.legislature.ca.gov/faces/billTextClient.xhtml?bill_id=202320240SB253
[6]	https://www.wolverineworldwide.com/wp-content/uploads/2025/10/2024WWW-Global-Impact-Report_2.pdf, 70, 72.
[7]	https://sciencebasedtargets.org/target-dashboard
[8]	https://www.wolverineworldwide.com/wp-content/uploads/2025/03/2024-WWW-Annual-Report.pdf, 10, 15
[9]	https://www.wolverineworldwide.com/wp-content/uploads/2025/03/2024-WWW-Annual-Report.pdf, 5
2026 PROXY STATEMENT	74

SUPPORTING STATEMENT: Proponents recommend, at board and management discretion:
•	Adopting GHG reduction targets or goals for renewable energy, energy efficiency, fleet electrification, supply chain engagement, or other measures;
•	Taking into consideration criteria of advisory groups like SBTi;
•	Developing a transition plan demonstrating how the Company plans to meet any goals, while considering criteria used by advisory groups such as the Transition Plan Taskforce and CDP.
Board Response
Following careful review and consideration of the proposal, the Board has determined that the proposal is unnecessary and not in the best interests of the Company’s shareholders. For the reasons set forth below, the Board recommends that you vote “AGAINST” this shareholder proposal.
Wolverine Worldwide continues to steadily execute its emissions data collection and previously disclosed reporting strategy.
Our sustainability strategy is focused on expanding data collection, reporting on our GHG emissions performance, and identifying opportunities to reduce our GHG emissions. We have strengthened our climate data capabilities and engaged external experts to support emissions measurement, executing the plans we shared with stakeholders last year in our proxy statement and Global Impact Report. In 2025, we began reporting our first Scope 1 and 2 greenhouse gas (“GHG”) emissions inventory (for 2023 emissions) aligned with the GHG Protocol Corporate Accounting and Reporting Standard. As disclosed in our Global Impact Report, in 2025, we advanced our work toward reporting our Scope 3 GHG emissions by initiating data gathering efforts, completing a category relevance screening and disclosing the screening’s results for each of the 15 Scope 3 categories. We currently intend to continue our annual reporting by disclosing our 2024 Scope 1 and 2 emissions, as well as disclosing our baseline Scope 3 emissions, later this year. Most recently, in 2026, to prepare for future climate regulations, we signed an agreement for GHG emissions reporting software with a third-party service provider who is also capable of assisting us with setting sustainability goals and reduction targets.
Our GHG emissions and climate-related reporting priorities are appropriately tailored to our business, stakeholders, and operating environment.
As we move forward and expand emissions tracking across our operations and value chain, we aim to gain insight into year-over-year comparisons for our emissions performance. We expect that this improved visibility will help us decide on the right next steps for our climate strategy, including whether and how to set future goals for reducing emissions, in alignment with the interests of our investors, customers, and other stakeholders. That said, we operate in a challenging geopolitical and macroeconomic environment and an industry constrained by an evolving, high-rate tariff framework. These realities require that we pursue our emissions reporting priorities consistent with our capital allocation and other strategies, resource constraints, and capital availability. We believe this balanced approach best provides ongoing clarity and responsiveness to our stakeholders with a clear focus on delivering business results. By contrast, we believe this shareholder proposal ignores these realities by demanding that Wolverine Worldwide commit to new, undefined actions beyond our current strategy.
Shareholders soundly rejected a similar proposal last year. That request from the same proponent asked the Company to adopt short-, medium-, and long-term reduction targets and GHG emissions reporting, and it received only 16.3% support. Of the shareholders with whom we engage (representing 78% of our shares outstanding, as disclosed in the Shareholder Engagement section of this proxy statement), those that inquired about our corporate responsibility efforts have been pleased with our progress and strategy. We shared this view in our multiple meetings with the proponent to hear its perspective on these topics, share our progress, and seek to find common ground related to the proposal.
2026 PROXY STATEMENT	75

The Company continues to invest in and report on corporate responsibility topics of interest to our stakeholders.
We have published global impact reports that highlight our annual corporate responsibility initiatives and priorities since 2021. This commitment to transparency allows us to highlight our efforts to help protect the planet, support our teams, serve our communities, and maintain responsible sourcing and supply chains. These efforts are supported by strong corporate governance structures, including a cross-functional team overseen by our Board through its committees.
BOARD RECOMMENDATION
In light of our continued progress and tailored strategy for GHG emissions reporting, the Board recommends that you vote “AGAINST” this shareholder proposal.
2026 PROXY STATEMENT	76

Audit Committee Report
The Audit Committee of the Board of Directors consists of five directors who are independent under the Company’s Director Independence Standards, the NYSE listed company standards and applicable SEC standards. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the Company’s financial statements and the financial reporting process, the internal control over financial reporting, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the independent registered public accounting firm, the annual independent audit of Wolverine Worldwide’s financial statements and internal control over financial reporting and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) Wolverine Worldwide’s independent registered public accounting firm. Wolverine Worldwide’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. Wolverine Worldwide’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Wolverine Worldwide’s financial statements with generally accepted accounting principles and for auditing the effectiveness of Wolverine Worldwide’s internal control over financial reporting.
The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of Wolverine Worldwide’s independent registered public accounting firm and the integrity of Wolverine Worldwide’s financial statements and disclosures. These steps include: (i) reviewing the Audit Committee Charter; (ii) reviewing with legal counsel and the independent registered public accounting firm the Accounting and Finance Code of Ethics; (iii) maintaining financial, accounting and business ethics complaint procedures to allow employees, shareholders and the public to report concerns regarding Wolverine Worldwide’s financial statements, internal controls and disclosures; and (iv) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by Wolverine Worldwide’s independent registered public accounting firm.
As part of its supervisory duties, the Audit Committee has reviewed Wolverine Worldwide’s audited financial statements for the fiscal year ended January 3, 2026, and has discussed those financial statements with Wolverine Worldwide’s management and internal financial staff, and the internal auditors and independent registered public accounting firm with and without management present. The Audit Committee has also reviewed and discussed the following with Wolverine Worldwide’s management and the financial staff, and with the internal auditors and independent registered public accounting firm with and without management present:
•	Accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements
•	Allowances and reserves for accounts receivable, inventories and taxes
•	Accounting for acquisitions, pension plans and equity-based compensation plans
•	Goodwill and intangible asset impairment analysis
•	Other significant financial reporting issues and practices
The Audit Committee has discussed with Wolverine Worldwide’s independent registered public accounting firm the results of its examinations and its judgments concerning the quality, as well as the acceptability, of Wolverine Worldwide’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed their independence from Wolverine Worldwide and Wolverine Worldwide’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public
2026 PROXY STATEMENT	77

accounting firm during the year. After, and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 3, 2026, be included in Wolverine Worldwide’s Annual Report on Form 10-K for the year then ended to be filed with the SEC.
Respectfully submitted,
William K. Gerber (Chair)
Cheryl Abel-Hodges
Stacia Andersen
Jeffrey M. Boromisa
Brenda J. Lauderback
2026 PROXY STATEMENT	78

Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy under which the Audit Committee must approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, Ernst & Young LLP, and which prohibits Ernst & Young LLP from providing any non-audit services that are prohibited by the SEC or the PCAOB. The Audit Committee provides categorical pre-approval for routine and recurring services, with specific service descriptions and budgets that include sufficient information to confirm the determination that the provision of such service will not impair the independent registered public accounting firm’s independence. All services not within the specifically pre-approved service descriptions and budgets require engagement specific pre-approval. With certain exceptions (such as pre-approval of audit services), the Audit Committee may delegate engagement specific pre-approval to one or more Audit Committee members, and has so delegated in certain instances to the Audit Committee Chairperson. Management must communicate to the Audit Committee at its next regularly scheduled meeting any services approved by an Audit Committee member. The Audit Committee pre-approved all fees paid to Ernst & Young LLP for services performed in 2025 and 2024. The aggregate fees billed by Ernst & Young LLP for audit and non-audit services were:

	2025	2024
Audit Fees[1]	$3,032,300	$2,767,100
Audit-Related Fees	$—	$—
Total Audit & Audit-Related Fees	$3,032,300	$2,767,100
Tax Fees[2]
Tax Compliance	$638,400	$710,600
Tax Planning & Advisory	$97,600	$138,400
Total Tax Fees	$736,000	$849,000
All Other Fees	$—	$—
TOTAL FEES	$3,768,300	$3,616,100

1
“Audit Fees” are comprised of fees for the annual audit, including the audit of internal control over financial reporting, interim reviews of the financial statements included in Wolverine Worldwide’s Quarterly Reports on Form 10-Q, foreign statutory audits, consultations concerning accounting matters associated with the annual audit, and audit services performed in connection with registration statements and issuance of comfort letters and consents.

2	“Tax Fees” are comprised of fees for the preparation of domestic and foreign tax returns, tax compliance services, and routine tax advisory and tax planning services.
The Audit Committee has adopted a policy restricting the Company’s hiring of current or former partners or employees of the independent registered public accounting firm retained by the Company.
2026 PROXY STATEMENT	79

Related Party Matters
Certain Relationships and Related Transactions
Since December 29, 2024, the Company has not engaged in any “related person” transactions with any person who is or was during the last fiscal year a director, executive officer, nominee for director or holder of 5% or more of Company voting securities, affiliate or any member of the immediate family of the foregoing persons.
Related Person Transactions Policy
The Board adopted written policies and procedures regarding related person transactions. They require the Governance Committee to review and either approve or disapprove the Company entering into any Interested Transactions (defined below). If advance approval is not feasible, then the Governance Committee must review and ratify the Interested Transaction at its next meeting.

Interested Transaction	Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
	(1)	The aggregate amount involved exceeds or is expected to exceed $120,000 since the beginning of Wolverine Worldwide’s last completed fiscal year;
	(2)	The Company or any of its subsidiaries is a participant; and
	(3)	Any Related Person (defined below) has or will have a direct or indirect interest.

An Interested Transaction does not include:
(1)
Any employment compensation paid to an executive officer of the Company if the Compensation and Human Capital Committee approved or recommended to the Board of Directors for approval of such compensation;

	(2)	Any compensation paid to a director for service as a director of the Company;
(3)
Any transaction in which a Related Person has an indirect interest solely as a result of being (i) a director or, together with all other Related Persons, as defined below, a less than 10% beneficial owner of an equity interest in another entity, or both, or (ii) a limited partner in a partnership in which the Related Person, together with all other Related Persons, has an interest of less than 10%;

(4)
Any transaction in which the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., a dividend); or

(5)
Any transaction with another publicly traded company where the Related Person’s interest arises solely from the ownership of more than 5% of the Company’s common stock and the ownership of a non-controlling interest in the other publicly traded company.

Related Person	Any:
(a)
Person who is or was at any time since the beginning of the Company’s last completed fiscal year even if they do not presently serve in that role, an executive officer, a director or, to the extent information regarding such nominee is being presented in a proxy or information statement relating to the election of that nominee as a director, a nominee for election as a director;

	(b)	Beneficial owner of greater than five percent of Wolverine Worldwide’s common stock; or
	(c)	Immediate family member* of any of the foregoing.

*
Immediate family member is defined as a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

The Governance Committee considers whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the Related Person’s interest in the transaction, and other factors that it deems relevant. No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Person, except to provide information to the Governance Committee.
2026 PROXY STATEMENT	80

Additional Information
Shareholders List
For information about how to view the list of shareholders entitled to vote at the Annual Meeting during the ten days preceding the Annual Meeting, please visit our 2026 Annual Meeting website at www.wolverineworldwide.com/2026annualmeeting.
Director and Officer Indemnification
The Company indemnifies its directors and NEOs to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company.
Delinquent Section 16 Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock, to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish Wolverine Worldwide with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2025, its officers and directors filed the required reports under Section 16(a) on a timely basis, except one transaction each for Ms. Soriano, Ms. Abel-Hodges, and Mr. Cupps, and a Form 3 for Ms. Abel-Hodges, due to administrative errors.
Shareholder Proposals for Inclusion in Next Year’s Proxy Statement
Pursuant to SEC Rule 14a-8, some shareholder proposals may be eligible for inclusion in Wolverine Worldwide’s 2027 Proxy Statement and proxy card. Any such shareholder proposals must be submitted in writing to the Secretary of Wolverine Worldwide no later than the close of business on November 25, 2026. You should address all shareholder proposals to the attention of Secretary, Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, Michigan 49351.
Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting
The Company’s By-Laws require that any shareholder proposal that is not submitted for inclusion in next year’s Proxy Statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2027 Annual Meeting of Shareholders, must be received at the Company’s principal executive offices by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the 2026 Annual Meeting. As a result, proposals, including director nominations submitted pursuant to these provisions of the By-Laws, must provide the information set forth in the By-Laws (which includes information required under Rule 14a-19) and be received no earlier than January 7, 2027 and no later than the close of business on February 8, 2027. You should address a proposal to Secretary, Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, Michigan 49351, and include the information and comply with the requirements set forth in those By-Laws, which the Company has posted on its website. SEC rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.
Voting Securities
Shareholders of record at the close of business on March 9, 2026, are eligible to vote at the Annual Meeting. The Company’s voting securities consist of its $1.00 par value common stock, and there were 81,980,999 shares outstanding and entitled to vote on the record date. Each share outstanding on the record date will be entitled to one vote on each director nominee and
2026 PROXY STATEMENT	81

one vote on each other matter. Treasury shares are not voted. Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to the independent inspectors of election and certain employees of the Company and its agents who acknowledge their responsibility to comply with this policy of confidentiality.
Conduct of Business
A majority of the outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the meeting if you are present at the Annual Meeting and entitled to vote, a proxy card has already been properly submitted by you or on your behalf, or you have submitted your proxy by telephone or by internet, or by completing, signing, dating and returning the accompanying proxy card or voting instruction form by mail in the enclosed envelope. Both abstentions and broker non-votes (explained below in “Vote Required for Election and Approval”) are counted as present for the purpose of determining the presence of a quorum.
Vote Required for Election and Approval
For Proposal 1, Election of Directors for Terms Expiring in 2029, directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a Director nominee exceeds the number of votes cast “against” the Director nominee. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, under the Company’s Corporate Governance Guidelines, the director is required to submit a letter of resignation to the Board for consideration by the Governance Committee. The Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Governance Committee and the Board, in making their decisions, may implement any procedures they deem appropriate and may consider any factor or other information that they deem relevant. The Board will then act on the tendered resignation, taking into account the Governance Committee’s recommendation, and will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders at which such director faces re-election and until such director’s successor is elected and qualified.
Proposal 2, Advisory Resolution to Approve Executive Compensation, requires the affirmative vote of a majority of votes cast affirmatively or negatively on the matter.
Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of votes cast affirmatively or negatively on the matter.
Proposal 4, Shareholder Proposal regarding new climate change policies or practices, requires the affirmative vote of a majority of votes cast affirmatively or negatively on the matter.
Generally, brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Abstentions occur when you provide voting instructions but instruct the broker to abstain from voting on a particular matter instead of voting for or against the matter.
Abstentions and broker non-votes are not considered “votes cast.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors and will have no effect on the outcome of any other matters proposed for a vote at the Annual Meeting.
2026 PROXY STATEMENT	82

Voting Results of the Annual Meeting
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K within four business days following the Annual Meeting. If final results are not known within four business days of the Annual Meeting, then the Company will file a Current Report on Form 8-K with the preliminary results and file an amended Current Report on Form 8-K within four business days of the availability of the final results.
Attending the Annual Meeting
You may vote shares held directly in your name as the shareholder of record at the Annual Meeting. If you choose to vote at the meeting, please access instructions as set forth in the Notice of annual meeting. Even if you plan to attend the Annual Meeting, Wolverine Worldwide recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. You may vote shares held in “street name” through a brokerage account or by a bank or other nominee if you obtain a proxy from the record holder giving you the right to vote the shares. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
Manner for Voting Proxies
The shares represented by all valid proxies received by telephone, by internet or by mail will be voted in the manner specified. Where the shareholder has not indicated a specific choice, the shares represented by all valid proxies received will be voted in accordance with the Board’s recommendations as follows: (1) for each of the nominees for directors named earlier in this Proxy Statement, (2) for approval of the advisory resolution to approve executive compensation, (3) for ratification of the appointment of the independent registered public accounting firm and (4) against the shareholder proposal regarding new climate change policies or practices. The Board has not received timely notice of any other matter that may come before the Annual Meeting. However, should any matter not described above be properly presented at the Annual Meeting, the persons named in the proxy form will vote in accordance with their judgment, as permitted.
Revocation of Proxies
A shareholder who gives a proxy may revoke it at any time before it is exercised by voting at the Annual Meeting in the manner described in the Notice of 2026 Annual Meeting of Shareholders, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of the Board, and the Company will pay the expenses of solicitation of proxies for the Annual Meeting. Solicitations may be made in person or by telephone, by officers and employees of the Company, or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. These individuals will not be paid any additional compensation for any such solicitation. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of the Company’s common stock.
Delivery of Documents to Shareholders Sharing an Address
If you are the beneficial owner, but not the record holder, of shares of Wolverine Worldwide stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and the Company’s 2025 Annual Report to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and its 2025 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, or shareholders who share an address and receive multiple copies of the Proxy Statement and annual report but would like to receive a single copy, should submit this request to Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.
2026 PROXY STATEMENT	83

Access to Proxy Statement and Annual Report
Distribution of this Proxy Statement and enclosed proxy card to shareholders is scheduled to begin on or about March 25, 2026. Wolverine Worldwide’s financial statements for the fiscal year ended January 3, 2026, are included in the Company’s 2025 Annual Report, which the Company is providing to shareholders at the same time as this Proxy Statement. Wolverine Worldwide’s Proxy Statement for the 2026 Annual Meeting and the Annual Report to Shareholders for the fiscal year ended January 3, 2026 are available at www.wolverineworldwide.com/2026annualmeeting. If you have not received or do not have access to the 2025 Annual Report, write to: Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, Michigan 49351, Attn: Investor Relations or call (616) 866-5500 and ask for Investor Relations, and the Company will send a copy to you without charge.
2026 PROXY STATEMENT	84

APPENDIX A
Appendix A – Forward Looking
Statements and Non-GAAP Reconciliation Tables
2026 PROXY STATEMENT	A-1

APPENDIX A
Forward-Looking Statements
This document contains “forward-looking statements,” which are statements relating to future, not past, events including, without limitation, statements relating to: the Company’s future profitability, expectations regarding Merrell and Saucony 2026 revenue growth, plans to scale the Company’s business and expand into broader adjacent lifestyle opportunities, investment plans, strategies, priorities, objectives, sustainability goals, and plans to disclose GHG emissions. In this context, forward-looking statements often address management’s current beliefs, assumptions, expectations, estimates and projections about future business and financial performance, national, regional or global political, economic and market conditions, and the Company itself. Such statements often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “should,” “will,” variations of such words, and similar expressions. Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain. Uncertainties that could cause the Company’s performance to differ materially from what is expressed in forward-looking statements include, but are not limited to, the following:
•
changes in general economic conditions, employment rates, business conditions, interest rates, tax policies and other factors affecting consumer spending in the markets and regions in which the Company’s products are sold;

•	the inability for any reason to effectively compete in global footwear, apparel and direct-to-consumer markets;
•	the inability to maintain positive brand images and anticipate, understand and respond to changing footwear and apparel trends and consumer preferences;
•	the inability to effectively manage inventory levels;
•	increases or changes in duties, tariffs, quotas or applicable assessments in countries of import and export;
•	foreign currency exchange rate fluctuations and currency restrictions;
•
supply chain and capacity constraints, production and distribution disruptions, including service interruptions at shipping and receiving ports, reduction in operating hours, labor shortages, and facility closures resulting in production delays at the Company’s manufacturers, quality issues, price increases or other risks associated with foreign sourcing;

•	the cost, including the effect of inflationary pressures and availability of raw materials, inventories, services and labor for contract manufacturers;
•	changes in relationships with, including the loss of, significant wholesale customers;
•	risks related to the significant investment in, and performance of, the Company’s direct-to-consumer operations;
•	risks related to expansion into new markets and complementary product categories;
•	the impact of seasonality and unpredictable weather conditions;
•	the impact of changes in general economic conditions and/or the credit markets on the Company’s manufacturers, distributors, suppliers, joint venture partners and wholesale customers;
•	changes in the Company’s effective tax rates;
•	failure of licensees or distributors to meet planned annual sales goals or to make timely payments to the Company;
•	the risks of doing business in developing countries and politically or economically volatile areas;
•	the ability to secure and protect owned intellectual property or use licensed intellectual property;
2026 PROXY STATEMENT	A-2

APPENDIX A
•
legal compliance and litigation risks, including with respect to federal, state and local laws and regulations relating to the protection of the environment, environmental remediation and other related costs, and environmental effects on human health;

•
risks of breach of the Company’s databases or other systems, or those of its vendors, which contain certain personal information, payment card data or proprietary information, due to cyberattack or other similar events;

•	strategic actions, including new initiatives and ventures, acquisitions and dispositions, and the Company’s success in integrating acquired businesses;
•	risks related to stockholder activism;
•	the risk of impairment to goodwill and other intangibles;
•	the success of the Company’s restructuring and realignment initiatives undertaken from time to time; and
•	changes in future pension funding requirements and pension expenses.
These or other uncertainties could cause a material difference between an actual outcome and a forward-looking statement. The uncertainties included here are not exhaustive and are described in more detail in Part I, Item 1A: “Risk Factors” of the 2025 Annual Report. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company does not undertake an obligation to update, amend or clarify forward looking statements, whether as a result of new information, future events or otherwise. Any standards of measurement and performance made in reference to our environmental, social, governance and other sustainability plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation or prospect can or will be achieved.
2026 PROXY STATEMENT	A-3

APPENDIX A
Non-GAAP Reconcilliation Tables
The following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:
OF REPORTED OPERATING MARGIN
TO ADJUSTED OPERATING MARGIN*
(Unaudited)
(In millions)

	GAAP Basis	Adjustments (1)	Divestitures (2)	As Adjusted
Operating Profit - Fiscal 2025	$150.2	$18.9	$—	$169.1
Operating margin	8.0%			9.0%
Operating Profit - Fiscal 2024	$97.5	$19.1	$10.8	$127.4
Operating margin	5.6%			7.3%

(1)
2025 adjustments reflect $11.5 million of reorganization costs, $6.6 million of environmental and other related costs net of recoveries and $0.8 million of other costs not related to the Company's ongoing business. 2024 adjustments reflect $28.6 million of reorganization costs and $9.3 million for non-cash impairments of long-lived assets, partially offset by an $8.5 million gain on the sale of businesses, trademarks and long-lived assets and $10.3 million of environmental and other related costs net of recoveries.

(2)	2024 adjustments reflect the Sperry business results included in the consolidated condensed statement of operations.
RECONCILIATION OF REPORTED DILUTED EPS
TO ADJUSTED DILUTED EPS*
(Unaudited)

	GAAP Basis	Adjustments (1)	Divestitures (2)	As Adjusted
EPS - Fiscal 2025	$1.14	$0.21	$—	$1.35
EPS - Fiscal 2024	$0.55	$0.21	$0.12	$0.88

(1)
2025 adjustments reflect reorganization costs, environmental and other related costs net of recoveries, other costs not related to the Company's ongoing business, and financing transaction costs, partially offset by pension gain. 2024 adjustments reflect reorganization costs, non-cash impairments of long-lived assets, and pension settlement costs, partially offset by gain on the sale of businesses, trademarks and long-lived assets and environmental and other related costs net of recoveries.

(2)	2024 adjustments reflect the Sperry business results included in the consolidated condensed statement of operations.
RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES
TO OPERATING FREE CASH FLOWS*
(Unaudited)
(In millions)

Fiscal Year 2025
Net cash provided by operating activities	$140.0
Additions to property, plant and equipment	(14.5)
Operating free cash flows	$125.5

2026 PROXY STATEMENT	A-4

APPENDIX A
RECONCILIATION OF REPORTED EARNINGS (LOSS) BEFORE INCOME TAXES
TO ADJUSTED EARNINGS (LOSS) BEFORE INCOME TAXES (PRE-TAX INCOME)*
(Unaudited)
(In millions)

	GAAP Basis	Adjustments(1)	Change in Accounting Principle(2)	As Adjusted
Earnings (loss) before income taxes - Fiscal 2025	$121.5	$19.5	$—	$141.0
Earnings (loss) before income taxes - Fiscal 2024	$58.1	$30.9	$3.5	$92.5
Earnings (loss) before income taxes - Fiscal 2023	$(132.8)	$139.0	$(1.4)	$4.8
Earnings (loss) before income taxes - Fiscal 2022	$(252.9)	$386.0	$—	$133.1
Earnings (loss) before income taxes - Fiscal 2021	$80.3	$111.2	$—	$191.5

(1)
2025 adjustments reflect $11.5 million of reorganization costs, $6.6 million of environmental and other related costs net of recoveries, $1.1 million of financing transaction costs, and $0.8 million of other costs not related to the Company’s ongoing business, partially offset by $0.5 million of pension gain. 2024 adjustments reflect $28.6 million of reorganization costs, $10.8 million loss associated with Sperry business and Wolverine Leathers business results included in the consolidated condensed statement of operations, $9.3 million for non-cash impairments of long-lived assets and $1.0 million of pension loss, partially offset by $8.5 million gain on the sale of businesses, trademarks and long-lived assets and $10.3 million of environmental and other related costs net of recoveries. 2023 adjustments reflect $185.3 million for non-cash impairments of long-lived assets, $50.8 million of reorganization costs, $5.5 million of costs associated with divestitures, partially offset by $90.4 million gain on the sale of businesses, trademarks and long-lived assets, $10.4 million of environmental and other related costs net of recoveries, $1.0 million SERP curtailment gain and $0.8 million earnings associated with the Keds business and Wolverine Leathers business results included in the consolidated condensed statement of operations. 2022 adjustments reflect $428.7 million for a non-cash impairment of the Sperry® trade name and the Sweaty Betty® trade name and goodwill, $9.1 million for reorganization costs, $33.7 million of environmental and other related costs net of recoveries, $3.7 million of costs associated with Sweaty Betty® integration and $0.8 million of receivables securitization transaction costs, partially offset by $90.0 million gain on the sale of the Champion trademarks. 2021 adjustments reflect $56.4 million of environmental and other related costs net of recoveries, $34.3 million of debt extinguishment costs, $18.7 million of costs associated with the acquisition of Sweaty Betty® and $1.8 million for non-cash impairment related to one of the Company’s joint ventures.

(2)	Refer to Note 1 in the 2025 Annual Report for additional information regarding the change in accounting principle applied retrospectively to fiscal years 2024 and 2023.
* To supplement the consolidated condensed financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company describes what earnings would have been if environmental and other related costs net of recoveries, non-cash impairments of long-lived assets, pension gains and losses, SERP curtailment gain, loss associated with the Sperry and Wolverine Leathers businesses included in the 2024 consolidated condensed statement of operation, earnings associated with the Keds and Wolverine Leathers businesses included in the 2023 consolidated condensed statement of operation, Sweaty Betty® integration costs, reorganization costs, receivable securitization transaction costs, costs associated with acquisitions and divestitures, debt extinguishment costs, non-cash impairment related to one of the Company’s joint ventures, gains on the sale of businesses and assets, financing transaction costs, and other costs not related to the Company’s ongoing business were excluded. The Company believes this non-GAAP measure provides useful information to both management and investors by increasing comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in the Company’s business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis.
Management does not, nor should investors, consider non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this Proxy Statement, to the most directly comparable GAAP measures are found in the financial tables above.
2026 PROXY STATEMENT	A-5

WOLVERINE WORLD WIDE, INC.
9341 COURTLAND DRIVE, NE
ROCKFORD, MI 49351

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 6, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WWW2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 6, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88383-P46773

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WOLVERINE WORLD WIDE, INC.

Company Proposals:

The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

		For	Against	Abstain
1.	Election of Directors:			
	1a. Cheryl Abel-Hodges	☐	☐	☐
	1b. William K. Gerber	☐	☐	☐
	1c. Nicholas T. Long	☐	☐	☐
	1d. Kathleen Wilson-Thompson	☐	☐	☐
2.	Advisory resolution to approve executive compensation.	☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2026.	☐	☐	☐

Shareholder Proposal:

The Board of Directors recommends a vote AGAINST Proposal 4, if properly presented.

		For	Against	Abstain
4.	Shareholder proposal regarding new climate change polices or practices.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment of postponement thereof.

IMPORTANT - Please sign exactly as your name(s) appear(s) on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. **If shares are held jointly, each holder must sign.**

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WOLVERINE WORLD WIDE, INC.

9341 Courtland Drive, NE
Rockford, Michigan 49351

Wolverine World Wide, Inc. will be holding its Annual Meeting of Shareholders on May 7, 2026, at 11:00 a.m. EDT in a virtual format designed to provide shareholders the same rights and opportunities to participate that they would have at an in-person meeting. To attend the Annual Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/WWW2026 and enter the 16-digit control number found on the reverse side of this proxy card.

The enclosed Notice of 2026 Annual Meeting of Shareholders provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the proxy card.

As always, Wolverine encourages you to vote these shares before the Annual Meeting.

Telephone and Internet Voting
On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote will be recorded as if you mailed in your proxy card.

Thank you in advance for your participation in our 2026 Annual Meeting.

Wolverine World Wide, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

V88384-P46773

WOLVERINE WORLD WIDE, INC.
Annual Meeting of Shareholders
May 7, 2026 11:00 A.M. EDT
This Proxy is solicited by the Board of Directors

The undersigned shareholder hereby appoints Christopher E. Hufnagel and David A. Latchana, and each of them, each with full power of substitution, as proxies to represent the undersigned shareholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the shareholder would be entitled to vote on all matters that properly come before the Annual Meeting of Shareholders to be held virtually on Thursday, May 7, 2026, at 11:00 a.m. Eastern Daylight Time or any adjournment or postponement thereof.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified herein. If this Proxy is properly executed but no specification is made, the shares represented by this Proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4, if properly presented. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may properly come before the meeting, or any adjournment or postponement thereof (including for the election of a substitute nominee to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve).

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE. DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.

(CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE.)